EXECUTION COPY

                            ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of October 14, 1999, is between Pyxis Corporation, a Delaware corporation ("Buyer"), and Helpmate Robotics, Inc., a Connecticut corporation ("Seller").

                                   RECITALS :

            A. Seller is in the business of developing, manufacturing and marketing mobile robotic systems which are distinguished by their ability to navigate autonomously without the need for fixed tracks or guide wires, and selling other robot components; and

            B. Buyer desires to purchase and Seller desires to sell substantially all of the assets of Seller used or useful in the business of Seller on the terms and subject to the conditions set forth in this Agreement.

            NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, Buyer and Seller hereby agree as follows:

                        ARTICLE I. ASSETS TO BE PURCHASED

            Section 1.1. Description of Assets. Except for Excluded Assets (as hereinafter defined), upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as hereinafter defined), Seller shall convey, sell, transfer, assign and deliver to Buyer, and Buyer shall purchase from Seller, all right, title and interest of Seller at the Time of Closing in and to all of the assets, properties, rights (contractual or otherwise) and business of Seller wherever located, including, without limitation, those set forth below:

            (a) All machinery, equipment (including, without limitation, computer hardware), tooling, parts, furniture, supplies, and other tangible personal property (the "Personal Property") including, without limitation, the Personal Property listed on Schedule 1.1(a)(1);

            (b) All raw materials, component parts, production and non-production supplies, work-in-process and finished goods inventory and other inventory of Seller (the "Inventory"), including, without limitation, the Inventory listed on Schedule 1.1(b);

            (c) All franchises, licenses, permits, consents, authorizations, approvals and certificates of any regulatory, administrative or other governmental agency or body (to the extent the same are transferable) (the "Permits"), including, without limitation, the Permits listed on Schedule 1.1(c);

            (d) All patents, inventions, trade secrets, processes, proprietary rights, proprietary knowledge, know-how, computer software, trademarks (including, without limitation, the trademarks for the names "HelpMate" and "LabMate"), names (including, without limitation, the names "LightRanger" and "BiSight"), service marks, trade names, copyrights, symbols, logos, trade secrets, franchises, formulas, manufacturing data, blueprints, drawings and permits and all applications therefor, registrations

----------
(1) Each reference in this Agreement to an Exhibit or Schedule shall mean an Exhibit or Schedule attached to this Agreement and incorporated into this Agreement by such reference.

                                                                  EXECUTION COPY

thereof and licenses, sublicenses or agreements in respect thereof, which Seller owns or has the right to use or to which Seller is a party and all filings, registrations or issuances of any of the foregoing with or by any federal, state, local or foreign regulatory, administrative or governmental office (collectively, the "Proprietary Rights") including, without limitation, the Proprietary Rights listed on Schedule 1.1(d);

            (e) All leases of equipment, computer hardware, machinery, vehicles or other tangible personal property (the "Personal Property Leases"), including, without limitation, the Personal Property Leases listed on Schedule 1.1(e);

            (f) All contracts, agreements, contract rights, license agreements, franchise rights and agreements, policies, purchase and sales orders, quotations and executory commitments, instruments, third party guaranties, indemnifications, arrangements, and understandings, whether oral or written, to which Seller is a party (whether or not legally bound thereby) (the "Contracts"), including, without limitation, the Contracts listed on Schedule 1.1(f);

            (g) All accounts receivable and notes receivable, deposits, prepaid expenses and other miscellaneous assets of Seller, including, without limitation, the items listed on Schedule 1.1(g);

            (h) All causes of action, judgments, claims or demands of whatever kind or description which Seller has or may have against any other person or entity (the "Seller's Claims"), including, without limitation, the Seller's Claims listed on Schedule 1.1(h);

            (i) All automobiles, trucks and other vehicles (the "Vehicles"), including, without limitation, the Vehicles described on Schedule 1.1(i);

            (j) All books of account, customer lists, supplier lists, files, papers and records;

            (k) All telephone and facsimile numbers and web site addresses;

            (l) All goodwill of or relating to the business of Seller; and

            (m) All cash and cash equivalents.

            Notwithstanding the foregoing, there shall be excluded from the assets, properties, rights (contractual and otherwise) and business of Seller to be conveyed, sold, transferred, assigned and delivered to Buyer under this Agreement all items listed or described on Schedule 1.1(x) (the "Excluded Assets"). All of the assets, properties, rights (contractual and otherwise) and business to be conveyed, sold, transferred, assigned and delivered to Buyer pursuant to this Section 1.1 are hereinafter collectively referred to as the "Property."

            Section 1.2. Non-Assignment of Certain Property. To the extent that the assignment hereunder of any of the Contracts or Personal Property Leases shall require the consent of any other party (or in the event that any of the same shall be non-assignable), neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or an agreement to assign if such assignment or attempted assignment would constitute a breach thereof or result in the loss or diminution thereof; provided, however, that with respect to any Contract or Personal Property Lease set forth on Schedule 7.1(f), Seller shall use its best efforts to obtain the consent of such other party to an assignment to Buyer, and with respect to any Contract or Personal Property Lease not set forth on Schedule 7.1(f), Seller shall use commercially reasonable efforts to obtain the consent of such other party to an assignment to Buyer. If such consent is not obtained, Seller shall cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits of any such Contract or Personal Property Lease including, without

                                                                  EXECUTION COPY

limitation, enforcement for the account and benefit of Buyer of any and all rights of Seller against any other person with respect to any such Contract or Personal Property Lease.

                      ARTICLE II. ASSUMPTION OF OBLIGATIONS

            Section 2.1. Assumption of Certain Liabilities. Buyer shall assume, and indemnify (in accordance with the rights, procedures and limitations set forth in Article VIII of this Agreement) Seller and the Seller Indemnified Parties (as defined herein) with respect to, hold Seller and the Seller Indemnified Parties harmless from and defend Seller and the Seller Indemnified Parties against (a) the liabilities and obligations of Seller arising under the Personal Property Leases listed on Schedule 1.1(e) and the Contracts listed on
Schedule 1.1(f) to the extent such liabilities and obligations arise and are first required to be performed after the Closing and such Contracts and Personal Property Leases are actually assigned to Buyer or Buyer gets the benefit of such Contracts and Personal Property Leases, and (b) the liabilities of Seller set forth on Schedule 2.1. All of the liabilities of Seller being assumed by Buyer are hereinafter referred to as the "Assumed Liabilities" and the liabilities of Seller set forth on Schedule 2.1 being assumed by Buyer are hereinafter referred to as the "Schedule 2.1 Liabilities".

            Section 2.2. Liabilities Not Assumed. With the exception of the Assumed Liabilities, Buyer shall not, by the execution or performance of this Agreement, or otherwise, assume or otherwise be responsible for any liability or obligation of any nature of Seller, or claims of such liability or obligation, matured or unmatured, liquidated or unliquidated, fixed or contingent, or known or unknown, whether arising out of occurrences prior to, at or after the date hereof (the "Retained Liabilities"), including, without limitation, any liability or obligation of Seller to any Governmental Authority (as defined herein) with respect to unpaid Taxes (as defined in Section 4.2(i)(v)). Seller shall pay or otherwise satisfy in full, when due, all liabilities and obligations of Seller, other than the Assumed Liabilities.

                           ARTICLE III. PURCHASE PRICE

            Section 3.1. Consideration. Upon the terms and subject to the conditions set forth in this Agreement, in consideration for the sale by Seller to Buyer of the Property and the representations, warranties and covenants made by Seller to Buyer:

            (a) Buyer shall assume, and indemnify Seller and the Seller Indemnified Parties with respect to, hold Seller and the Seller Indemnified Parties harmless from and defend Seller and the Seller Indemnified Parties against (in accordance with the rights, procedures and limitations set forth in Article VIII of this Agreement), the Assumed Liabilities at the Time of Closing as provided in Section 2.1 of this Agreement; and

            (b) Subject to Section 3.3 of this Agreement, the purchase price for the Property shall be $12,500,000 (the "Purchase Price"), payable in accordance with Section 3.2.

            Section 3.2. Payment of Purchase Price. The Purchase Price set forth in Section 3.1(b) shall be paid at the Time of Closing by Buyer as follows:

            (a) An amount equal to $11,250,000 (the "Closing Date Payment"), less any deduction pursuant to Section 3.3(a) of this Agreement, payable by delivery to Seller by wire transfer of immediately available funds to a bank account designated by Seller in writing prior to the Time of Closing; and

                                                                  EXECUTION COPY

            (b) An amount equal to $1,250,000 (the "Holdback Amount"), payable by deposit into an escrow account at the Closing to be held in accordance with the terms and conditions of an Escrow Agreement by and among Buyer, Seller and Bank One Trust Company, NA, a national banking association, in the form attached hereto as Exhibit 3.2(b) (the "Escrow Agreement").

            Section 3.3. Adjustment of Purchase Price.

            (a) Not less than three (3) business days prior to the Closing Date, Seller shall deliver to Buyer an estimate of the Closing Date Net Current Asset Value (as determined pursuant to clause (d) below) of Seller as of the Time of Closing, determined on an accrual basis in accordance with generally accepted accounting principles ("GAAP"), consistently applied (the "Estimated Closing Date Net Current Asset Value"). To the extent that the Estimated Closing Date Net Current Asset Value is less than zero, such difference (the "Estimated Closing Date Net Current Asset Value Deficiency") will be deducted from the Closing Date Payment to be paid to Seller.

            (b) As promptly as practicable (but in no event later than thirty
(30) days after the Closing Date), Seller shall deliver to Buyer a balance sheet of Seller dated as of the close of business on the Closing Date (the "Closing Date Balance Sheet") and an accompanying closing statement (the "Closing Statement") reasonably detailing Seller's determination of the Closing Date Net Current Asset Value of Seller and the Book Asset Value (as defined in clause (d) below) of Seller. For purposes of this Section 3.3, the Closing Date Balance Sheet shall be: (i) prepared as if it were a year-end balance sheet (including typical year-end adjustments customarily made by Seller); (ii) prepared in accordance with GAAP, applied on a basis consistent with that used to prepare the balance sheet included in the Audited Statements using the accrual basis method; provided, however, the Closing Date Balance Sheet shall not be required to be audited; and (iii) in a format identical to the balance sheet included in the Audited Statements. The accounting procedures used to prepare the Closing Date Balance Sheet shall include the taking of a physical inventory as of ten
(10) days immediately preceding the Closing Date (the "Inventory Test Date") and a subsequent adjustment to reflect sales which occur during the period beginning on the Inventory Test Date and ending on the Closing Date. Buyer and its independent public accountant shall be entitled to observe the taking of such physical inventory. During such ten (10) day period, Buyer and its accountants shall be permitted to discuss with Seller and its accountants the proposed Closing Date Balance Sheet and, provided Buyer executes and delivers a letter agreement in the form of Exhibit 3.3(b), Buyer and its accountants shall from and after the Time of Closing have full access upon reasonable notice at all reasonable times during normal business hours to the work papers and supporting records of Seller and its accountants so as to permit Buyer and its accountants to make copies of such work papers and supporting records and to allow Buyer to become informed concerning all matters relating to the preparation of the Closing Date Balance Sheet and the accounting procedures, methods, tests and approaches being utilized in connection therewith. Buyer must, within sixty (60) days after Buyer's receipt of the Closing Date Balance Sheet and the Closing Statement, give written notice (the "Notice") to Seller specifying in reasonable detail Buyer's objections, if any, with respect thereto. If Buyer does not timely deliver the Notice, Seller's determination of the Closing Date Balance Sheet, Closing Date Net Current Asset Value and the Book Asset Value shall be final, binding and conclusive on Seller and Buyer. With respect to any disputed amounts, Seller and Buyer shall meet in person and negotiate in good faith during the ten (10) business day period (the "Resolution Period") after the date of Seller's receipt of the Notice to resolve any such disputes. If Seller and Buyer are unable to resolve all such disputes within the Resolution Period, then within five (5) business days after the expiration of the Resolution Period, all disputes shall be submitted to a nationally recognized public accounting firm selected by Seller and Buyer (the "Independent Accountant") who shall be engaged to provide a final and conclusive resolution of all unresolved disputes within fifteen (15) business days after such engagement. The determination of the Independent Accountant shall be final, binding and conclusive on Seller and Buyer, and the fees and

                                                                  EXECUTION COPY

expenses of the Independent Accountant shall be borne by the party that the Independent Accountant determines is the non-prevailing party.

            (c) If the Closing Date Net Current Asset Value is less than zero and less than the Estimated Closing Date Net Current Asset Value, Seller shall pay to Buyer, within thirty (30) business days after the final determination of the Closing Date Net Current Asset Value pursuant to this Section 3.3, the difference between the Closing Date Net Current Asset Value and the Estimated Closing Date Net Current Asset Value (the "Closing Date Net Current Asset Value Deficiency") (together with interest at the rate of nine percent (9%) per annum from the Closing Date until paid). If the Book Asset Value is less than $1,900,000, Seller shall pay to Buyer, within thirty (30) business days after the final determination of the Book Asset Value pursuant to this Section 3.3, the amount that the Book Asset Value is less than $1,900,000 (the "Book Asset Value Deficiency") (together with interest at the rate of nine percent (9%) per annum from the Closing Date until paid). If the Closing Date Net Current Asset Value Deficiency or any interest thereon due to Buyer, or the Book Asset Value Deficiency or any interest thereon due to Buyer, as the case may be, is not paid to Buyer within thirty (30) business days after the final determination of the Closing Date Net Current Asset Value or the Book Asset Value, as the case may be, pursuant to this Section 3.3, Buyer shall have the right, but not the obligation, to withdraw the Closing Date Net Current Asset Value Deficiency or the Book Asset Value Deficiency, as the case may be, from the Holdback Amount (together with interest at the rate of nine percent (9%) per annum from the Closing Date until withdrawn).

            (d) The "Closing Date Net Current Asset Value" shall be determined by subtracting: (i) the sum of the Schedule 2.1 Liabilities shown on the Closing Date Balance Sheet, from (ii) the amount of cash and cash equivalents shown on the Closing Date Balance Sheet. The "Book Asset Value" shall mean the book value (as determined in accordance with GAAP) of the assets being purchased by Buyer hereunder as reflected on the Closing Date Balance Sheet (x) decreased by (A) the amount of cash and cash equivalents reflected on the Closing Date Balance Sheet, and (B) accumulated depreciation relating to such assets as of the Time of Closing, and (y) increased by the net proceeds actually received by Seller prior to the Time of Closing in respect of sales of inventory and robots made by Seller in the ordinary course of business consistent with past practice; provided, however, that such proceeds are either transferred to Buyer on the Closing Date or are used by Seller prior to the Time of Closing to discharge the
Schedule 2.1 Liabilities.

            Section 3.4. Purchase Price Allocation. Seller and Buyer hereby agree that the Purchase Price shall be allocated for purposes of this Agreement and for federal, state and local tax purposes as set forth on Schedule 3.4. Buyer and Seller shall file all federal, state, local and foreign tax returns, including Internal Revenue Form 8594, in accordance with the allocation set forth on Schedule 3.4.

                   ARTICLE IV. REPRESENTATIONS AND WARRANTIES

            Section 4.1. Buyer represents and warrants to Seller that:

            (a) Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Buyer is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates, makes such qualification necessary, except where the failure to be so qualified or in good standing in such jurisdiction would not have a Material Adverse Effect (as defined in Section 10.13) on

                                                                  EXECUTION COPY

Buyer. Buyer is not in default in the performance, observance or fulfillment of any provision of its Certificate of Incorporation, as amended and restated (the "Buyer Certificate"), or Bylaws, as amended and restated (the "Buyer Bylaws").

            (b) Corporate Power and Authority. Buyer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

            (c) Conflicts, Consents and Approval. Neither the execution and delivery of this Agreement by Buyer nor the consummation of the transactions contemplated hereby will:

            (i) conflict with, or result in a breach of any provision of, the Buyer Certificate or Buyer Bylaws;

            (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Buyer or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Buyer or any of its subsidiaries is a party;

            (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its subsidiaries or their respective properties or assets; or

            (iv) require any action or consent or approval of, or review by, or registration or filing by Buyer or any of its affiliates with, any third party or any local, domestic, foreign or multi-national court, arbitral tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority (a "Governmental Authority"), except that which the failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on Buyer or upon the ability of Buyer to consummate the transactions contemplated hereby.

            (d) Brokerage and Finder's Fees. Neither Buyer nor any of its shareholders, directors, officers or employees has incurred, or will incur, on behalf of Buyer, any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement.

            (e) Buyer's Financial Condition. Buyer has, and at the Time of Closing will have, the financial capacity to pay the Closing Date Payment, less any deduction pursuant to Section 3.3(a) of this Agreement, and the Holdback Amount as set forth in Section 3.2.

            Section 4.2. Seller represents and warrants to Buyer that:

            (a) Organization and Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Except as set forth on Schedule 4.2(a), Seller is duly

                                                                  EXECUTION COPY

qualified to do business and in good standing in each jurisdiction listed on
Schedule 4.2(a), is not qualified to do business in any other jurisdiction and neither the nature of the business conducted by it nor the property it owns, leases or operates requires it to qualify to do business as a foreign corporation in any other jurisdiction, except where the failure to be so qualified or in good standing in such jurisdiction would not have a Material Adverse Effect on Seller. Seller is not in default in the performance, observance or fulfillment of any provision of its Articles of Incorporation (the "Seller Articles"), or its By-laws, as in effect on the date hereof (the "Seller By-laws"). Seller has heretofore furnished to Buyer a complete and correct copy of the Seller Articles and the Seller By-laws.

            (b) Subsidiaries. Seller does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise. Seller is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such entity.

            (c) Corporate Power and Authority. Seller has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller, other than the approval of its shareholders as required by the laws of the State of Connecticut. Upon approval of this Agreement by Seller's shareholders as required by the laws of the State of Connecticut, this Agreement shall be duly executed and delivered by Seller and shall constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

            (d) Capitalization of Seller. As of July 28, 1999, Seller's authorized capital stock consisted solely of 40,000,000 shares of common stock, no par value ("Seller Common Stock"), of which (i) 14,201,402 shares were issued and outstanding. Each outstanding share of Seller Common Stock is duly authorized and validly issued, fully paid and nonassessable, and has not been issued in violation of any preemptive or similar rights. Except as set forth on
Schedule 4.2(d), there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of Seller by Seller or, to the knowledge of Seller, any other person or entity, nor are there outstanding any securities which are convertible into or exchangeable for any shares of Seller Common Stock, and Seller has no obligation of any kind to issue any additional securities or to pay for securities of Seller or any predecessor. The issuance and sale of all of the shares of Seller Common Stock have been in compliance with federal and state securities laws.

            (e) Conflicts; Consents and Approvals. Except as set forth in
Schedule 4.2(e), and subject to the approval of this Agreement by the Seller's shareholders as required by the laws of the State of Connecticut, neither the execution and delivery of this Agreement by Seller nor the consummation of the transactions contemplated hereby will:

            (i) conflict with, or result in a breach of any provision of, the Seller Articles or the Seller By-laws;

            (ii) violate, in any material respect, or result in a material breach of any provision of, or constitute a material default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any material lien, security interest, charge or encumbrance upon any of the properties or assets of Seller under, any of the terms, conditions or provisions of any note, bond,

                                                                  EXECUTION COPY

      mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Seller is a party;

            (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller; or

            (iv) require any action or consent or approval of, or review by, or registration or filing by Seller or any of its affiliates with, any third party or any Governmental Authority, other than (A) approval of this Agreement and the transactions contemplated hereby by Seller's shareholders at a special meeting of shareholders (the "Special Meeting"), and (B) the filing of a proxy statement and other proxy materials with the United States Securities and Exchange Commission ("SEC").

            (f) Absence of Certain Changes. Since December 31, 1998, and except as set forth on Schedule 4.2(f) or in Seller's Form 10-QSB Quarterly Report under Section 13 of 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for the fiscal quarter ended June 30, 1999, a copy of which has been made available to the Buyer through EDGAR (the "Seller's June 30, 1999 10-QSB"), there has not been:

            (i) Any material adverse change in the business, operations, assets, properties, customer base, rights or condition (financial or otherwise) of Seller or any material adverse change relating to Seller's relationship with any material customer.

            (ii) Any declaration, setting aside or payment of any dividend or any distribution (in cash or in kind) to any shareholder of Seller, or any direct or indirect redemption, purchase or other acquisition by Seller of any of its capital stock or any options, warrants, rights or agreements to purchase or acquire such stock;

            (iii) Any increase in amounts payable by Seller to or for the benefit of, or committed to be paid by Seller to or for the benefit of, any shareholder, director, officer or other consultant, agent or employee of Seller whose total annual compensation exceeds $50,000 or any relatives of such person, or any increase in any benefits granted under any bonus, stock option, profit-sharing, pension, retirement, severance, deferred compensation, group health, insurance, or other direct or indirect benefit plan, payment or arrangement made to, with or for the benefit of any such person;

            (iv) Any material transaction entered into or carried out by Seller other than in the ordinary and usual course of business consistent with past practices;

            (v) Any material borrowing or agreement to borrow funds by Seller, any incurring by Seller of any other obligation or liability (contingent or otherwise), except liabilities incurred in the usual and ordinary course of Seller's business (consistent with past practices), or any endorsement, assumption or guarantee of payment or performance of any loan or obligation of any other person by Seller;

            (vi) Any material change in Seller's method of doing business or any change in its accounting principles or practices or its method of application of such principles or practices;

            (vii) Any material mortgage, pledge, lien, security interest, hypothecation, charge or other encumbrance imposed or agreed to be imposed on or with respect to the property or assets of Seller;

                                                                  EXECUTION COPY

            (viii) Any sale, lease or other disposition of, or any agreement to sell, lease or otherwise dispose of any of the properties or assets of Seller, other than sales in the usual and ordinary course of business for fair equivalent value to persons other than directors, officers, shareholders, or other affiliates of Seller;

            (ix) Any purchase of or any agreement to purchase assets (other than purchases in the ordinary course of business consistent with past practices) for an amount in excess of $25,000 for any one purchase or $50,000 for all such purchases made by Seller or any lease or any agreement to lease, as lessee, any capital assets with payments over the term thereof to be made by Seller exceeding an aggregate of $50,000;

            (x) Any loan or advance made by Seller to any person other than loans made to Seller's customers in the ordinary course of business consistent with past practices not exceeding $50,000, in the aggregate;

            (xi) Any modification, waiver, change, amendment, release, rescission or termination of, or accord and satisfaction with respect to, any material term, condition or provision of any contract, agreement, license or other instrument to which Seller is a party, other than any satisfaction by performance in accordance with the terms thereof in the usual and ordinary course of business; or

            (xii) Any labor dispute or disturbance adversely affecting the business operations, prospects or condition (financial or otherwise) of Seller, including, without limitation, the filing of any petition or charge of unfair labor practice with any governmental or regulatory authority, efforts to effect a union representation election, actual or threatened employee strike, work stoppage or slow down.

            (g) Officers, Employees and Compensation. Schedule 4.2(g) sets forth the names of all directors, officers and employees of Seller, the total salary, bonus, fringe benefits and perquisites each received from Seller in the year ended December 31, 1998, and any changes to the foregoing which have occurred subsequent to December 31, 1998. Except as disclosed in Schedule 4.2(g), there are no other forms of compensation paid to any such director, officer or employee of Seller. Except as disclosed in Schedule 4.2(g), the amounts accrued on the books and records of Seller for vacation pay, sick pay, and all commissions and other fees payable to agents, salesmen and representatives will be adequate to cover Seller's liabilities for all such items. Except as set forth in Schedule 4.2(g), Seller has not become obligated, directly or indirectly, to any shareholder, director or officer of Seller or any person related to such person by blood or marriage, except for current liability for such compensation. Except as set forth in Schedule 4.2(g), to the knowledge of Seller, no shareholder, director, officer, agent or employee of Seller or any person related to such person by blood or marriage holds any position or office with or has any material financial interest, direct or indirect, in any supplier, customer or account of, or other outside business which has material transactions with, Seller. Seller has no agreement or understanding with any shareholder, director, officer, employee or representative of Seller which would influence any such person not to become associated with Buyer from and after the Closing or from serving Buyer after the Closing in a capacity similar to the capacity presently held.

            (h) Financial Statements.

            (i) Seller has furnished to Buyer the audited balance sheet of Seller as of December 31, 1998, and the related statements of income, changes in stockholders' equity, and cash flows for the period then ended, including, in each case, the related notes (collectively, the "Audited

                                                                  EXECUTION COPY

      Statements"). The Audited Statements have been made available to the Buyer through EDGAR, have been prepared from and are in accordance with the books and records of Seller, have been prepared in conformity with generally accepted accounting principles applied on a consistent basis, and fairly present the financial condition of Seller as of the date stated and the results of operations of Seller for the period then ended in accordance with such practices. The Audited Statements have been prepared by Seller based on the assumption that Seller will continue as a going concern.

            (ii) When delivered in accordance with Section 5.12, the balance sheet and the related statements of income for Seller as of the end of each calendar month after the date hereof (the "Interim Statements") shall have been prepared from and in accordance with the books and records of Seller, shall be true and correct and shall fairly present the financial condition of Seller as of such date and the results of operations of Seller for such period in accordance with such practices.

            (i) Taxes.

            (i) Except as set forth in Schedule 4.2(i), Seller has duly filed all federal, state, local and foreign income, franchise, excise, real and personal property and other Tax Returns (as defined below in Section 4.2(i)(v)) and reports (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by Seller prior to the date hereof. All of the foregoing Tax Returns and reports are true and correct, and Seller has paid or, prior to the Closing, will pay all Taxes (as defined below in Section 4.2(i)(v)), interest and penalties required to be paid in respect of the periods covered by such returns or reports or otherwise due to any federal, state, foreign, local or other taxing authority. The unpaid Taxes of Seller do not, as of the date hereof and as of the Closing Date, exceed the reserve for Tax liability (as distinguished from any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet of Seller included in the Audited Statements (as distinguished from in any notes thereto). Seller will not have any liability for any Taxes in excess of the amounts so paid or reserves so established and Seller is not delinquent in the payment of any material Tax, assessment or governmental charge and it has not requested or filed any document having the effect of causing any extension of time within which to file any returns in respect of any fiscal year which have not since been filed. No deficiencies for any Tax, assessment or governmental charge have been proposed in writing, asserted or assessed (tentatively or definitely), in each case, by any taxing authority, against Seller for which there are not adequate reserves. Except as set forth in Schedule 4.2(i), Seller is not the subject of any Tax audit. As of the date of this Agreement, there are no pending requests for waivers of the time to assess any such Tax, other than those made in the ordinary course and for which payment has been made or there are adequate reserves. Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. There are no liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible of Seller (other than liens for Taxes not yet due). No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction.

            (ii) Except as set forth in Schedule 4.2(i), Seller is not obligated by any contract, agreement or other arrangement to indemnify any other person with respect to Taxes. Seller is not now nor has ever been a party to or bound by any agreement or arrangement (whether or not written and including, without limitation, any arrangement required or permitted by law) binding Seller which (A) requires Seller to make any Tax payment to or for the account of any other

                                                                  EXECUTION COPY

      person, (B) affords any other person the benefit of any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes) of Seller, (C) requires or permits the transfer or assignment of income, revenues, receipts or gains to Seller, from any other person, or (D) otherwise requires Seller to indemnify any other person in respect of Taxes.

            (iii) Schedule 4.2(i) sets forth (A) a list of all jurisdictions (whether foreign or domestic) to which any material Tax is or has been properly payable by Seller, (B) all sales for which gain has been reported under the installment method of accounting for Tax purposes and for which gain has to be recognized for Tax purposes by Seller subsequent to the Closing Date, (C) all rulings or determinations obtained by Seller from any Governmental Authority responsible for the imposition of any Tax that may affect Seller subsequent to the Closing Date, (D) all Seller returns with respect to which the applicable period for assessment under Applicable Law (as defined in Section 4.2(j)), after giving effect to extensions or waivers, has not expired, (E) any material intercompany items (as described in Treasury Regulations Section 1.1502-13(b)(2) or in similar state or local income Tax provisions) resulting from any intercompany transaction to which Seller is a party, (F) a list of all pending Tax audits or inquiries, and (G) any Tax reserves included in the "Deferred Taxes" or similar line item in the Audited Statements, separately identified and itemized by dollar amount.

            (iv) Except as set forth in Schedule 4.2(i), Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

            (v) For purposes of this Agreement, "Tax Returns" means returns, reports and forms required to be filed with any Governmental Authority of the United States or any other jurisdiction responsible for the imposition or collection of Taxes. "Tax" or "Taxes" means (A) all taxes (whether federal, state, local or foreign) based upon or measured by income and any other tax whatsoever, including, without limitation, gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, or property taxes, together with any interest or penalties imposed with respect thereto and
      (B) any obligations under any agreements or arrangements with respect to any taxes described in clause (A) above.

            (j) Compliance with Law. Except as set forth in Schedule 4.2(j), Seller is in compliance with, and at all times since December 31, 1995, has been in compliance with, all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered by any Governmental Authority (collectively, "Applicable Laws") relating to Seller or its business or properties. Seller has heretofore made available to Buyer copies of all material correspondence from and to all Governmental Authority and inspectors since December 31, 1995.

            (k) Intellectual Property.

            (i) Set forth in Schedule 4.2(k) is a true and complete list of all of Seller's foreign and domestic patents, patent applications, invention disclosures, trademarks, service marks, trade names, copyrights (and any registrations or applications for registration for any of the foregoing) and all material design rights, and all material agreements to which Seller is a party which concern any of the Intellectual Property. "Intellectual Property" shall mean all intellectual property or other proprietary rights of every kind, including, without limitation, all domestic or foreign patents, patent applications, inventions (whether or not patentable), processes, products,

                                                                  EXECUTION COPY

      technologies, discoveries, copyrightable and copyrighted works, apparatus, trade secrets, trademarks and trademark applications and registrations, service marks and service mark applications and registrations, trade names, trade dress, copyright applications and registrations, design rights, customer lists, marketing and customer information, mask works rights, know-how, licenses, technical information (whether confidential or otherwise), software, hardware, systems, databases, models, methodologies and all documentation thereof necessary for the conduct of the business of Seller as presently conducted. Other than the Intellectual Property set forth in Schedule 4.2(k), no name, patent, invention, trade secret, proprietary right, computer software (other than software generally available to the public from third party sources), trademark, trade name, service mark, logo, copyright, franchise, license or sublicense of Intellectual Property, or other such right is necessary for the operation of the business of Seller in substantially the same manner as such business is presently or proposed to be conducted. Except as set forth in
      Schedule 4.2(k), (A) Seller owns, free and clear of any liens, claims or encumbrances, the Intellectual Property and has the exclusive right to bring actions for the infringement thereof; (B) all of the patents, trademark registrations, service mark registrations, trade name registrations, design right registrations, and copyright registrations included in the Intellectual Property are valid; (C) the Intellectual Property does not infringe and has not infringed any now existing or subsequently issued domestic or foreign patent, trademark, service mark, trade name, copyright, design right or other intellectual property or proprietary right; (D) no person or entity has asserted to Seller and Seller has no knowledge that, with respect to the Intellectual Property, Seller or a licensee of Seller is infringing or has infringed any domestic or foreign patent, trademark, service mark, trade name, copyright or design right, or has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how; (E) the Intellectual Property, and its use or operation, do not infringe, and have not infringed, any foreign or domestic patent, trademark, service mark, trade name, copyright or contractual right of any entity, and have not involved the misappropriation or improper use or disclosure of any trade secrets, confidential information or know-how of any entity; (F) all working requirements and all fees, annuities, and other payments which are due from Seller on or before the Closing Date for any of the Intellectual Property, including, without limitation, all foreign or domestic patents, patent applications, trademark registrations, service mark registrations, tradename registrations, copyright registrations and any applications for any of the preceding, have been met or paid; (G) the claims made in the foreign or domestic patents and patent applications that are a part of the Intellectual Property are not dominated by claims of patents owned by other persons or entities; (H) the making, using, selling, manufacturing, marketing, licensing, reproduction, distribution, or publishing of any process, service, machine, manufacture, composition of matter, or material pursuant to any part of the Intellectual Property, does not and will not infringe any domestic or foreign patent, trademark, service mark, trade name, copyright or other intellectual property right; (I) no unexpired foreign or domestic patents or patent applications exist that are adverse to the material interests of Seller; (J) the Intellectual Property is not the subject of any pending Action as defined in Section 4.2(n); (K) no part of the Intellectual Property was obtained through inequitable conduct or fraud in the United States Patent and Trademark Office or any foreign governmental entity; (L) Seller is not aware of any (1) prior act that would adversely affect, void or invalidate any of the Intellectual Property or (2) conduct or use by Seller or any third party that would adversely affect, void or invalidate any of the Intellectual Property; (M) the execution, delivery and performance of this Agreement by Seller, and the consummation of the transactions contemplated hereby, will not breach, violate or conflict with any instrument or agreement governing or contained within any of the Intellectual Property, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of the Intellectual Property or in any way impair the right of Buyer to use, sell, offer to sell, license or dispose of, or to bring any action for the infringement of, any Intellectual Property; (N) there are no royalties, honoraria,

                                                                  EXECUTION COPY

      fees or other payments payable to any third party by reason of the ownership, use, license, sale or disposition of the Intellectual Property;
      (O) no part of the source or object code, algorithms or structure included in any of the Intellectual Property is copied from, based upon or derived from any source or object code, algorithm or structure included in any computer software product owned by any third party nor does any substantial similarity of any of such source or object code, algorithms or structure to any computer software product owned by any third party result from such source or object code, algorithms or structure being copied from, based upon or derived from any computer software product owned by any third party; and (P) no software included in the Intellectual Property contains any "Self-Help Code," i.e., any back door, time bomb, drop dead device, or other software routine designed to disable a computer program automatically with the passage of time or under the positive control of any unauthorized person, or, to Seller's knowledge, any "Unauthorized Code," i.e., any virus, Trojan horse, worm, or other software routines or hardware components designed to permit unauthorized access, disable, erase, or otherwise harm software, hardware, or data or to perform any other such actions.

            (ii) Seller has taken all steps that are reasonably necessary and appropriate to safeguard and maintain the secrecy and confidentiality of all trade secrets contained in the Intellectual Property (including, without limitation, entering into appropriate confidentiality, nondisclosure and non-competition agreements with all officers, directors, employees and third-party consultants of Seller).

            (iii) Seller has taken all steps that are reasonably necessary and appropriate to safeguard and maintain all copyrights and patents contained in the Intellectual Property, including, without limitation, entering into appropriate assignments with all current and former officers, directors, employees and third party consultants of Seller.

            (iv) Seller has taken all steps that are reasonably necessary and appropriate to safeguard and maintain all trademarks and tradenames contained in the Intellectual Property.

            (l) Title to and Condition of Properties.

            (i) Except as set forth in Schedule 4.2(l), Seller has good, valid and indefeasible title to all of its material assets and properties of every kind, nature and description, tangible or intangible, wherever located, which constitute all of the property now used in and necessary for the conduct of its business as presently conducted (including, without limitation, all material property and assets shown or reflected on the Audited Statements or the Interim Statements, when delivered, except inventory sold in the ordinary course of business). Except as set forth in
      Schedule 4.2(l), all such properties are owned free and clear of all mortgages, pledges, liens, security interests, encumbrances and restrictions of any nature whatsoever, including, without limitation, (A) rights or claims of parties in possession; (B) easements or claims of easements; (C) encroachments, overlaps, boundary line or water drainage disputes or any other matters; (D) any lien or right to a lien for services, labor or material furnished; (E) special tax or other assessments; (F) options to purchase, leases, tenancies, or land contracts; (G) contracts, covenants, or reservations which restrict the use of such properties and (H) violations of any Applicable Laws applicable to such properties. All such properties are usable for their current uses without violating any Applicable Laws, or any applicable private restriction, and such uses are legal conforming uses. Except as set forth in Schedule 4.2(l), no financing statement under the Uniform Commercial Code or similar law naming Seller or any of its predecessors is on file in any jurisdiction in which Seller owns property or does business, and Seller is not a party to or bound under any material agreement or legal obligation authorizing any party to file any such

                                                                  EXECUTION COPY

      financing statement. Schedule 4.2(l) contains a complete and accurate list of the location of all real property which is owned, leased or operated by Seller and describes the nature of Seller's interest in that real property. With respect to any real property leased by Seller, Seller has a valid leasehold interest in that real property.

            (ii) Except as set forth in Schedule 4.2(l), all real property, plants and structures and all machinery and equipment and tangible personal property owned, leased or used by Seller and material to the operation of its business are suitable for the purpose or purposes for which they are being used (including full compliance with all Applicable
      Laws) and are in good condition and repair, ordinary wear and tear excepted. EXCEPT AS EXPRESSLY SET FORTH HEREIN, SELLER HAS NOT MADE, DOES NOT INTEND TO MAKE, AND HEREBY EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED REPRESENTATIONS OR WARRANTIES AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Schedule 4.2(l) lists, and Seller has furnished or made available to Buyer, copies of all engineering, geologic and environmental reports prepared by or for Seller or with respect to the real property owned, leased or used by Seller; provided, however, Seller has made no representation whatsoever about the accuracy of such reports or the sufficiency thereof for Buyer's purposes.

            (m) Environmental Matters.

            (i) As used herein, the term "Environmental Laws" means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances or wastes (collectively, "Hazardous Materials") into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

            (ii) Except as set forth in Schedule 4.2(m), there are, with respect to Seller or any of its predecessors, no past or present violations of Environmental Laws, releases of any material into the environment, actions, activities, circumstances, conditions, events, incidents, or contractual obligations relating to any property owned, leased or used by Seller and any of its predecessors which may give rise to any common law environmental liability or any liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or similar federal, state, local or foreign laws and Seller has not received any notice with respect to any of the foregoing, nor is any Action pending or threatened in connection with any of the foregoing. Notwithstanding anything in this Section 4.2(m) to the contrary, Seller makes no representations regarding off-site releases of Hazardous Materials by third parties, except that Seller represents that it has no knowledge of any such releases.

            (iii) Except as set forth in Schedule 4.2(m), no Hazardous Materials were or are contained on or about any real property currently or previously owned or leased by Seller and no Hazardous Materials were released on or about any real property previously owned or leased by Seller during the period the property was owned or leased by Seller or its predecessors, except in amounts that do not violate Environmental Laws. To the extent Seller and any of its predecessors currently uses or previously used real property which Seller or any of its predecessors ever owned or leased, no Hazardous Materials were or are contained on or about the portion of such property

                                                                  EXECUTION COPY

      currently or previously used by Seller and any of its predecessors and no Hazardous Materials were released on or about any such portion of property previously used by Seller and any of its predecessors during the period the property was used by Seller or any of its predecessors, except in amounts that do not violate Environmental Laws.

            (iv) Except as set forth in Schedule 4.2(m), there are no underground storage tanks on or under any real property currently or previously owned, leased or used by Seller.

            (n) Litigation. Except as set forth in Schedule 4.2(n), there is no suit, claim, action, proceeding or investigation (an "Action") pending or, to the knowledge of Seller (or its officers or directors), threatened against Seller or any officer or director of Seller. Seller is not subject to any outstanding order, writ, injunction or decree. Except as set forth in Schedule 4.2(n), since December 31, 1995, (i) there has not been any Action asserted, or to the knowledge of Seller, threatened against Seller relating to Seller's method of doing business or its relationship with past, existing or future users or purchasers of any goods or services of Seller, and (ii) Seller has not been subject to any outstanding order, writ, injunction or decree relating to Seller's method of doing business or its relationship with past, existing or future customers, lessees, users, purchasers or licensees of any Intellectual Property, goods or services of Seller.

            (o) Brokerage and Finder's Fees; Expenses. Neither Seller nor, to the knowledge of Seller, any shareholder, director, officer or employee thereof, has incurred or will incur on behalf of Seller, any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement.

            (p) Employee Benefit Plans.

            (i) For purposes of this Section 4.2(p), the following terms have the definitions given below:

            "Controlled Group Liability" means any and all liabilities under (A) Title IV of ERISA, (B) Section 302 of ERISA, (C) Sections 412 and 4971 of the Code, (D) the continuation coverage requirements of section 601 et seq. of ERISA and Section 4980B of the Code, and (E) corresponding or similar provisions of foreign laws or regulations, in each case other than pursuant to the Plans.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

            "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

            "Plans" means all employee benefit plans, programs, policies, practices, and other arrangements providing benefits to any employee or former employee or beneficiary or dependent thereof, whether or not written, and whether covering one person or more than one person, sponsored or maintained by Seller or to which Seller contributes or is obligated to contribute. Without limiting the generality of the foregoing, the term "Plans" includes all

                                                                  EXECUTION COPY

      employee welfare benefit plans within the meaning of Section 3(1) of ERISA and all employee pension benefit plans within the meaning of Section 3(2) of ERISA.

            "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

            (ii) Schedule 4.2(p) lists all Plans of Seller. With respect to each Plan, Seller has made available to Buyer a true, correct and complete copy of: (A) each writing constituting a part of such Plan, including, without limitation, all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (B) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (C) the current summary plan description, if any; (D) the most recent annual financial report, if any; and (E) the most recent determination letter from the Internal Revenue Service, if any.

            (iii) The Internal Revenue Service has issued a favorable determination letter with respect to each Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code (a "Qualified Plan"), and there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust.

            (iv) Buyer will not be responsible for any debt, obligation, contribution, responsibility, withdrawal liability or other liability of Seller or any of its ERISA Affiliates under any Plans, including, without limitation, any penalty, fee or funding obligation related to any such Plan.

            (v) Seller has complied and is in compliance with all provisions of ERISA, the Code and all laws and regulations applicable to the Plans, and each Plan has been operated in compliance with its terms. There is not now, and there are no existing, circumstances that could give rise to the imposition of any lien on the assets of Seller under ERISA or the Code.

            (vi) No Plan is subject to Title IV or Section 302 of ERISA or
      Section 412 or 4971 of the Code. No Plan is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"), nor has Seller or any of its respective ERISA Affiliates, at any time within five years before the date hereof, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan.

            (vii) There does not now exist, and there are no existing, circumstances that could result in, any Controlled Group Liability that would be a liability of Seller following the Closing. Without limiting the generality of the foregoing, neither Seller nor any of its respective ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 of ERISA.

            (viii) Seller has provided or caused to be provided notice of the availability of continuation health care coverage for those present or former employees of Seller, and their dependents or any qualified beneficiary of such employees or former employees in accordance with the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or any applicable state law requiring continuing health care coverage (hereinafter referred to as "Continuation Coverage") entitled to such notice because of a qualifying event. All

                                                                  EXECUTION COPY

      Continuation Coverage has been provided prior to the date hereof, and all Continuation Coverage will be provided up to and including the Closing Date.

            (ix) Schedule 4.2(p) sets forth the only individual for whom Seller is presently providing Continuation Coverage (the "Coverage Recipient"). Subject to Section 5.10(b), Seller's obligation to provide Continuation Coverage to the Coverage Recipient will terminate as of the Closing Date.

            (q) Contracts.

            (i) Schedule 4.2(q) lists all written or oral contracts, agreements, guarantees, leases and executory commitments which are not terminable on thirty (30) or fewer days notice without penalty or liability (each an "Agreement") to which Seller is a party and which fall within any of the following categories: (A) Agreements not entered into in the ordinary course of Seller's business, (B) joint venture, partnership and similar agreements, (C) Agreements which are service contracts or equipment leases involving payments by Seller of more than $25,000 per year, (D) Agreements containing covenants purporting to limit the freedom of Seller to compete in any line of business in any geographic area or to hire any individual or group of individuals, (E) Agreements which after the Time of Closing would have the effect of limiting the freedom of Buyer or its subsidiaries to compete in any line of business in any geographic area or to hire any individual or group of individuals, including any Agreements with distributors granting any exclusive rights, (F) Agreements which contain minimum purchase conditions or requirements or other terms that restrict or limit the purchasing relationships of Seller or its affiliates, or any customer, licensee or lessee thereof, (G) Agreements relating to any outstanding commitment for capital expenditures in excess of $25,000, (H) Agreements relating to the lease or sublease of or sale or purchase of real or personal property involving any annual expense or price in excess of $25,000 and not cancelable by Seller (without premium or penalty) within one month, (I) Agreements with any labor organization, (J) indentures, mortgages, promissory notes, loan agreements, guarantees of amounts in excess of $25,000, letters of credit or other agreements or instruments of Seller or commitments for the borrowing or the lending of amounts in excess of $25,000 by Seller or providing for the creation of any charge, security interest, encumbrance or lien upon any of the assets of Seller, (K) Agreements which are fixed price or other risk sharing agreements with customers not cancelable by Seller (without premium or penalty) within one month; (L) Agreements involving annual revenues or expenditures to the business of Seller in excess of 3.0% of Seller's annual revenues, (M) Agreements providing for "earn-outs" or other contingent payments involving more than $25,000 over the term of the Agreement and (N) Agreements with or for the benefit of any affiliate (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) of Seller or immediate family member thereof. All such Agreements are valid and binding obligations of Seller and, to the knowledge of Seller, the valid and binding obligation of each other party thereto. Except as set forth in Schedule 4.2(q), neither Seller nor, to the knowledge of Seller, any other party thereto is in violation of or in default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a default under or permit the termination of, any Agreement. Seller has complied with and properly discharged the obligations of Seller arising under any Agreements granting to third parties any rights of first refusal or rights of negotiation as a result of the transactions contemplated by this Agreement, and all such third parties have irrevocably waived any such rights.

            (ii) Except as set forth in Schedule 4.2(q) or as contemplated by the transactions contemplated hereby, there are no Contracts or other transactions between Seller, on the one

                                                                  EXECUTION COPY

      hand, and any (A) officer or director of Seller, (B) record or beneficial owner of five percent or more of the voting securities of Seller or (C) affiliate of any such officer, director or beneficial owner, on the other hand.

            (iii) Except as set forth in Schedule 4.2(q), no consent, permission, waiver or approval is required to be obtained, and no penalty, assessment or special payment is required to paid to, any third party or governmental authority in order to preserve for Seller after the Closing the benefits of the Contracts.

            (r) Accounts Receivable; Inventories.

            (i) Except as set forth in Schedule 4.2(r), all accounts receivable and notes receivable (including lease and finance notes receivable) and accrued interest receivable of Seller are fully collectible (after application of the reserves in the balance sheet included in the Interim Statements) and have arisen in the ordinary course of business and the accounts receivable reserves reflected on the balance sheet included in the Audited Statements and the Interim Statements will be as of the date thereof established in accordance with GAAP, consistently applied, and will be adequate.

            (ii) The inventories reflected on the balance sheet included in the Audited Statements and the Interim Statement have been (or will be) valued in accordance with generally accepted accounting principles consistently applied. No physical adjustments have been made since the date of the Audited Statements. Such inventories (A) are carried at an amount not in excess of the lower of cost or net realizable value, and (B) do not include any inventory which is obsolete, surplus or not usable or saleable in the lawful and ordinary course of business of Seller as heretofore conducted, in each case net of reserves provided therefor. Such inventories consist of items of quality and quantity that are adequate for the conduct of the business of Seller and inventory levels are not in excess of normal operating requirements of Seller.

            (s) Labor Matters. Except as set forth in Schedule 4.2(s), Seller does not have any labor contracts, collective bargaining agreements or employment or consulting agreements with any persons employed by Seller or any persons otherwise performing services primarily for Seller (the "Seller Business Personnel"). Seller has not engaged in any unfair labor practice with respect to Seller Business Personnel, and there is no unfair labor practice complaint pending or, to the knowledge of Seller, threatened, against Seller with respect to Seller Business Personnel. There is no labor strike, dispute, slowdown or stoppage pending or, to the knowledge of Seller, threatened against Seller, and Seller has not experienced any labor strike, dispute, slowdown or stoppage or other labor difficulty involving its employees since December 31, 1995.

            (t) Undisclosed Liabilities. Except (i) as and to the extent disclosed or reserved against on the balance sheet of Seller included in the Audited Statements, (ii) as incurred after the date thereof in the ordinary course of business consistent with prior practice and not prohibited by this Agreement and which in any event are not material, (iii) as set forth in
Schedule 4.2(t), or (iv) as expressly set forth in Seller's June 30, 1999 10-QSB, Seller does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, could have a Material Adverse Effect on Seller.

            (u) Operation of Seller's Business; Relationships.

                                                                  EXECUTION COPY

            (i) Since December 31, 1998 through the date of this Agreement, and except as expressly disclosed in Seller's June 30, 1999 10-QSB, Seller has not engaged in any transaction which, if done after execution of this Agreement, would violate Section 5.6 hereof except as set forth in
      Schedule 4.2(u). Schedule 4.2(u) describes each termination or non-renewal that has occurred with respect to any Contract with any customer or supplier from January 1, 1998 to the date of this Agreement.

            (ii) No supplier of the Company has indicated that it shall stop, or decrease the rate of, or substantially increase its fees for, supplying products or services to Seller either prior to, or following the consummation of the transactions contemplated by this Agreement. Schedule 4.2(u) sets forth a list of all customers which have terminated their relationships with Seller since December 31, 1998, or have notified Seller since December 31, 1998, that they intend to terminate their relationships with Seller. Except as set forth in Schedule 4.2(u), Seller does not know of any customers of Seller which have indicated to the Company that they are considering or planning to (A) discontinue being customers of Seller,
      (B) discontinue being customers of Seller after the Closing, or (C) substantially decrease the amount of business that they conduct with Seller or materially alter the terms of such business either before or after the Closing.

            (iii) No product produced by Seller or produced for Seller by a third party has been recalled voluntarily or involuntarily since December 31, 1996, no such recall is being considered by Seller, and, to the knowledge of Seller, no such recall is being considered by or has been requested or ordered by any Seller customer, Governmental Authority or consumer group.

            (iv) Seller is and since February 5, 1996, has been engaged in the development, manufacturing and marketing of mobile robotic systems and component parts for mobile robotic systems, and except as disclosed in Seller's June 30, 1999 10-QSB, Seller has engaged in no other business whatsoever, except as may be incidental to the foregoing.

            (v) Seller is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "Seller Permits"), and there is no Action pending or, to the knowledge of Seller, threatened regarding any of the Seller Permits. Seller is not in conflict with, or in default or violation of any of the Seller Permits, except for any such conflicts, defaults or violations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Seller. During the period commencing on January 1, 1996 and ending on the date hereof, Seller has not received any notification with respect to possible conflicts, defaults or violations of Applicable Laws, except for notices relating to possible conflicts, defaults or violations, which conflicts, defaults or violations could not have a Material Adverse Effect on Seller. No consent, approval, registration or filing with any third party or Governmental Authority pursuant to any Seller Permits is required as a result of the transactions contemplated by this Agreement.

            (v) Product Warranties and Liabilities. Schedule 4.2(v) lists all forms of written warranties, guarantees or assurances of Seller's products and services that are in effect or proposed to be used by it. Schedule 4.2(v) sets forth a description of each pending or, to the knowledge of Seller, threatened Action under any warranty or guaranty against Seller. Seller has not incurred, nor does Seller know or have any reason to believe there is any basis for alleging, any liability, damage, loss, cost or expense as a result of any defect or other deficiency (whether of design, materials, workmanship, labeling instructions or otherwise) ("Product Liability") with respect to any product sold or services rendered by or

                                                                  EXECUTION COPY

on behalf of Seller (including any licensee thereof) after July 1, 1992 and prior to the Closing, whether such Product Liability is incurred by reason of any express or implied warranty (including, without limitation, any warranty of merchantability or fitness), any doctrine of common law (tort, contract or other), any statutory provision or otherwise and irrespective of whether such Product Liability is covered by insurance. There are no oral warranties, guarantees or assurances of Seller's products and services that are in effect.

            (w) Board Recommendation. The Board of Directors of Seller, at a meeting duly called and held and at which a quorum was present, has by a unanimous vote of those directors in attendance determined that this Agreement and the transactions contemplated hereby, are fair to and in the best interests of the shareholders of Seller, (ii) resolved to approve this Agreement and the transactions contemplated herein, and (iii) resolved to recommend the approval of this Agreement and the transactions contemplated herein to the shareholders of Seller.

            (x) Insurance. Schedule 4.2(x) sets forth Seller's current insurance coverage.

            (y) Books of Account; Records. Seller's general ledgers, minute books and other material records relating to the assets, properties, contracts and outstanding legal obligations of Seller, and to Seller's knowledge its stock record books, are, in all material respects, complete and correct, and have been maintained in accordance with good business practices and the matters contained therein are appropriate and accurately reflected in the Audited Statements.

            (z) Year 2000 Compliance. Except as set forth in Schedule 4.2(z),The computer systems of Seller (including without limitation all software, hardware, workstations and related components, automated devices, embedded chips and other date sensitive equipment such as security systems, alarms, elevators and HVAC systems) are Year 2000 Compliant. The term "Year 2000 Compliant" as used herein means that the computer systems (i) are capable of recognizing, processing, managing, representing, interpreting, and manipulating correctly date-related data for dates earlier and later than January 1, 2000, including, but not limited to, calculating, comparing, sorting, storing, tagging and sequencing, without resulting in or causing logical or mathematical errors or inconsistencies in any user-interface functionalities or otherwise, including data input and retrieval, data storage, data fields, calculations, reports, processing, or any other input or output, (ii) have the ability to provide date recognition for any data element without limitation (including, but not limited to, date-related data represented without a century designation, date-related data whose year is represented by only two digits and date fields assigned special values), (iii) have the ability to automatically function into and beyond the year 2000 without human intervention and without any change in operations associated with the advent of the year 2000, (iv) have the ability to correctly interpret data, dates and time into and beyond the year 2000, (v) have the ability not to produce noncompliance in existing information, nor otherwise corrupt such data into and beyond the year 2000, (vi) have the ability to correctly process after January 1, 2000 data containing dates before that date, and (vii) have the ability to recognize all "leap years," including February 29, 2000. Except as set forth on Schedule 4.2(z), the computer systems of Seller have the ability to properly interface and will continue to properly interface with internal and external applications and systems of third parties with whom Seller exchanges data electronically (including, without limitation, customers, clients, suppliers, service providers, subcontractors, processors, converters, shippers, warehousemen, outsourcers, data processors, regulatory agencies and banks) whether or not they have achieved Year 2000 Compliance. Except as set forth on Schedule 4.2(z), Seller has inquired of all such third parties whose lack of Year 2000 Compliance would be materially or significantly adverse to Seller, and all such third parties have represented that they are Year 2000 Compliant.

            (aa) Negotiation Rights. Seller has complied with its obligations with respect to the Negotiation Rights (as defined in Section 5.3 below) and each party listed on Schedule 4.2(e) with whom

                                                                  EXECUTION COPY

Seller has a prior written obligation to negotiate an Acquisition Proposal (as defined Section 5.3 below) or similar arrangement has waived, in writing, its Negotiation Rights (each, a "Negotiation Rights Waiver"). Each Negotiation Rights Waiver is legal, valid and binding on the party from whom it was received.

            (bb) Government Agreements. Seller represents and warrants that none of the technology developed or conceived under the agreements described at
Schedule 1.1(f), Item 4, Subitem 10 (the "Government Agreements") is incorporated into or is otherwise a part of Seller's HelpMate, LabMate, LightRanger or BiSight products. Seller has not received any notice from any Governmental Authority or entity asserting any ownership rights in or otherwise evidencing an intent to own any technology developed under any of the Government Agreements.

                              ARTICLE V. COVENANTS

            Section 5.1. Covenant Against Hiring. Seller understands that in Buyer's view it is essential to the successful operation of the business to be acquired from Seller that Buyer retain substantially unimpaired (to the extent determined by Buyer in its sole discretion) Seller's operating organization. Accordingly, Seller shall assist and cooperate with Buyer in securing employment arrangements acceptable to Buyer, in Buyer's sole discretion, between Buyer and the employees of Seller listed on Schedule 5.1, and Seller shall not take any action which is likely to induce any employee or representative of Seller not to become or continue as an employee or representative of Buyer. Without limiting the generality of the foregoing, Seller shall not, whether directly or indirectly, employ, whether as an employee, officer, agent, consultant or independent contractor, or enter into any partnership, joint venture or other business association with, any person who was at any time during the twelve (12) months preceding the Closing an employee, representative or agent of Seller for a period of twelve (12) months after such person ceases or has ceased, for any reason, to be an employee, representative or agent of Seller. At the Closing, Seller shall deliver to Buyer the employee files of all employees listed on
Schedule 5.1 who are engaged for employment by Buyer. Nothing contained in this
Section 5.1 is intended to confer any benefit upon any person not a party to this Agreement. No third party shall be deemed a third party beneficiary of this
Section 5.1.

            Section 5.2. Covenant Against Disclosure. Except in the ordinary course of Seller's business and consistent with past practice, from and after the date hereof, Seller agrees not to (a) disclose to any person, association, firm, corporation or other entity (other than Buyer or those designated in writing by Buyer) in any manner, directly or indirectly, any proprietary information or data relevant to the business of Seller, whether of a technical or commercial nature, or (b) use, or permit or assist, by acquiescence or otherwise, any person, association, firm, corporation or other entity (other than Buyer or those designated in writing by Buyer) to use, in any manner, directly or indirectly, any such information or data.

            Section 5.3. Exclusive Rights. Seller shall not without the prior written consent of Buyer directly or indirectly solicit or encourage (including by way of furnishing any non-public information concerning the business, properties or assets of Seller), or enter into or participate in any negotiations or discussions concerning, any Acquisition Proposal (as defined herein). Seller shall notify Buyer promptly by telephone, and thereafter promptly confirm in writing, if any such information is requested from, or any Acquisition Proposal is received by, Seller. As used in this Agreement, "Acquisition Proposal" shall mean any proposal received by Seller prior to the Closing for a merger or other business combination involving Seller, or for the acquisition of Seller, or the acquisition of an equity interest in, or a portion of the assets of, Seller, other than the one contemplated by this Agreement. Buyer acknowledges that Seller has contacted those parties listed on Schedule 4.2(e) with whom it has a prior written obligation to

                                                                  EXECUTION COPY

negotiate an Acquisition Proposal or similar arrangement ("Negotiation Rights") in order to request and negotiate the terms of a waiver of such Negotiation Rights.

            Section 5.4. Injunctive Relief. Seller acknowledges and agrees that Buyer's remedy at law for any breach of any of Seller's obligations under Sections 5.1, 5.2 or 5.3 hereof would be inadequate, and agrees and consents that temporary and permanent injunctive relief may be granted in a proceeding which may be brought to enforce any provision of Sections 5.1, 5.2 or 5.3 without the necessity of proof of actual damage or the posting of a bond or other security.

            Section 5.5. Access to Property; Due Diligence. Except as provided in the next sentence, between the date hereof and the Time of Closing, Seller shall provide Buyer and its representatives and agents with full access to the properties and records of Seller during normal business hours and shall allow Buyer and its representatives and agents to make copies of such documents, records and other information as Buyer or such representatives and agents may request. Without limiting the generality of the foregoing, Seller shall provide Buyer and its representatives and agents with full access to all properties owned, leased or used by Seller in the conduct of the business of Seller in connection with the general due diligence of Buyer, as deemed necessary by Buyer in its sole discretion. Any such inspection or review of property leased by Seller shall be subject to the terms of Seller's lease of such property. Promptly upon completion of any such review, Buyer shall return the property to the condition it was in prior to the review. Buyer hereby agrees to defend, indemnify and hold Seller harmless with respect to any liability, damage, loss, cost or expense incurred by Seller as a result of Buyer's investigation of such properties.

            Section 5.6. Conduct of Business Prior to Closing. Seller agrees that after execution of this Agreement and prior to the Time of Closing, Seller shall operate its business and maintain the Property in the ordinary course of business consistent with past practice. Seller shall not without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed with respect to the matters set forth in subsections 5.6(k) and (m) below:

            (a) incur or become subject to, or agree to incur or become subject to, any obligation or liability (absolute or contingent), except (i) sales of inventory in the ordinary course of business and consistent with past practice, and (ii) current liabilities incurred, and obligations under contracts entered into, in the ordinary course of business consistent with past practice which do not exceed $20,000 in respect of any individual contract or $60,000 with respect to all such contracts;

            (b) discharge or satisfy any lien or encumbrance or pay any obligation or liability (absolute or contingent) other than (i) liabilities payable in the ordinary course of business, (ii) royalties described in Section 5.19(b) of this Agreement, and (iii) any accrued vacation pay payable by Seller to its employees;

            (c) mortgage, pledge or subject to lien, charge or any other encumbrance, any of the Property or agree so to do;

            (d) sell or transfer or agree to sell or transfer any of the Property, or cancel or agree to cancel any debt or claim, except in each case in the ordinary course of business consistent with past practice;

            (e) consent or agree to a waiver of any right of substantial value;

                                                                  EXECUTION COPY

            (f) enter into any transaction other than in the ordinary course of business consistent with past practice;

            (g) directly or indirectly increase the compensation payable or to become payable by Seller to any employee or agent of Seller over the compensation being paid to them as of March 31, 1999, any such increase to be made only in the ordinary course of business consistent with past practice;

            (h) terminate any contract, agreement, license or other instrument to which Seller is a party, the termination of which, either individually or in the aggregate, would have a Material Adverse Effect on Seller;

            (i) through negotiation or otherwise, make any commitment or incur any liability or obligation to any labor organization;

            (j) make or agree to make any accrual or arrangement for or payment of bonuses or special compensation of any kind to any shareholder, director, officer, employee or agent;

            (k) terminate any employee or directly or indirectly pay or make a commitment to pay any severance or termination pay to any employee or agent except in the ordinary course of business consistent with past practice (or except for termination for cause);

            (l) introduce any new method of management, operation or accounting with respect to the business of Seller or any of the assets, properties or rights applicable thereto;

            (m) offer or extend more favorable prices, discounts or allowances than were offered or extended regularly on and prior to March 31, 1999, other than in the ordinary course of business consistent with past practice or as reasonably required by competitive conditions;

            (n) incur any expense or make capital expenditures or commitments therefor in excess of $25,000, except for repairs and maintenance in the ordinary course of business consistent with past practice; or

            (o) declare or pay any dividend or other distribution (whether in cash, stock, property or any combination thereof) in respect of Seller's capital stock; or purchase, acquire, redeem, split, combine or reclassify any shares of the capital stock of Seller.

            Section 5.7. Further Assurances. On and after the Time of Closing, Seller shall prepare, execute and deliver, at Seller's expense, such further instruments of conveyance, sale, assignment or transfer, and shall take or cause to be taken such other or further action as Buyer or Buyer's counsel shall reasonably request at any time or from time to time in order to perfect, confirm or evidence in Buyer title to all or any part of the Property or to consummate, in any other manner, the terms and conditions of this Agreement. On and after the Time of Closing, Buyer shall prepare, execute and deliver, at Buyer's expense, such further instruments, and shall take or cause to be taken such other or further action as Seller or Seller's counsel shall reasonably request at any time or from time to time in order to confirm or evidence Buyer's assumption of the Assumed Liabilities or to consummate, in any other manner, the terms and conditions of this Agreement.

            Section 5.8. Announcements. Neither party to this Agreement shall make any public announcements or disclosures with respect to this Agreement or the transactions contemplated hereby without the written consent of the other party hereto, except as required by law. To the extent any

                                                                  EXECUTION COPY

disclosure is required by law, the party required to make such disclosure shall afford the other party the opportunity to review and make comments to the content of such disclosure.

            Section 5.9. Consents. Seller agrees to use its best efforts to obtain all permits, approvals, authorizations and consents of third parties necessary for the consummation of the transactions contemplated hereby. Buyer shall provide such information as may be reasonably required by such third parties and use its best efforts to cooperate in Seller's efforts to obtain such permits, approvals, authorizations and consents. With respect to the preceding sentence, Buyer shall be responsible for only the direct costs of the provision of information reasonably required by third parties. All other costs related to Buyer's cooperation in Seller's efforts to obtain permits, approvals, authorizations and consents shall be the responsibility of Seller.

            Section 5.10. Employee Matters. (a) Prior to the Closing, Buyer shall enter into a retention agreement in the form of Exhibit 5.10 with each of the employees listed on Schedule 5.10 (the "Retention Agreements").


            (b) From and after the Closing Date, Buyer shall be responsible for providing Continuation Coverage for the Coverage Recipient to the extent such Continuation Coverage (i) is required by law and (ii) would be provided under a group health plan (as defined in Code Section 4980B(g)) maintained by Buyer for its eligible employees; provided, however, that Buyer's obligation to provide such Continuation Coverage to the Coverage Recipient will terminate prior to the second anniversary of the Closing Date. Notwithstanding anything in this Agreement to the contrary, Seller shall be responsible for providing Continuation Coverage for the Coverage Recipient to the extent such Continuation Coverage is required by law but would not be provided under a group health plan maintained by Buyer for its eligible employees.

            (c) Nothing contained in this Section 5.10 is intended to confer any benefit upon any person not a party to this Agreement. No third party shall be deemed a third party beneficiary of this Section 5.10.

            Section 5.11. Escrow Agreement. Contemporaneously with the Closing, Buyer and Seller shall enter into the Escrow Agreement.

            Section 5.12. Updated Financial Statements. During the period prior to the Closing, with respect to each month following June 30, 1999, Seller shall deliver to Buyer updated balance sheets and income statements for the month and year to date period then ended. Such balance sheets and income statements shall be prepared in accordance with the methods described in Section 4.2(h) and shall be delivered by Seller to Buyer within fifteen (15) days following the last day of each such month.

            Section 5.13. Proxy Materials. Seller shall, at its sole cost and expense, take all action, make all necessary filings and prepare all materials (the "Proxy Materials") required in connection with the solicitation of votes from Seller's shareholders by virtue of the transactions contemplated by this Agreement. Seller shall deliver the Proxy Materials to Buyer for its review and comment prior to filing and no later than fourteen (14) days following the date of this Agreement. All initial filings required under any applicable law in connection with the Proxy Materials shall be made no later than twenty-one (21) days following the date of this Agreement. Seller shall use commercially reasonable efforts to commence the proxy solicitation no later than thirty-five
(35) days following the date of this Agreement, and, thereafter, shall use commercially reasonable efforts to complete the proxy solicitation no later than December 15, 1999. Buyer shall provide such information as may be reasonably requested by Seller or as may be required by the Exchange Act and the rules and regulations promulgated thereunder with respect

                                                                  EXECUTION COPY

to the Proxy Materials and use commercially reasonable efforts to cooperate in Seller's efforts to respond to any comments received by Seller from the SEC with respect to the Proxy Materials and the approval of Seller's shareholders of the transactions contemplated by this Agreement. With respect to the preceding sentence, Buyer shall be responsible for only the direct costs of the provision of information reasonably required by Seller or required by the Exchange Act. All other costs related to Buyer's cooperation in Seller's efforts to respond to any comments received by Seller from the SEC with respect to the Proxy Materials and the approval of Seller's shareholders of the transactions contemplated by this Agreement shall be the responsibility of Seller.

            Section 5.14. Non-Compete.

            (a) During the Restriction Period (as defined herein), the Seller shall not, in the United States or any other country, engage, directly or indirectly, whether individually on its own account, or as a shareholder, partner, joint venturer, director, officer, employee, consultant, creditor and/or agent, of any person, firm, corporation or other entity or otherwise, in any or all of the following activities: (i) enter into or engage in any business which competes with the business carried on by Seller on the date hereof, or by Buyer or any Buyer Affiliates (as defined herein) (the "Business"); (ii) solicit customers or business patronage which result in competition with the Business; or (iii) promote or assist, financially or otherwise, any person, firm, association, corporation or other entity engaged in any business which competes with the Business; provided, however, the foregoing covenant shall not be deemed to have been violated by the ownership of shares of any class of capital stock of any publicly held corporation so long as the aggregate holdings represent less than 3% of the outstanding shares of such class of capital stock.

            (b) For purposes of this agreement: (i) "Buyer Affiliate" shall include Buyer and all subsidiaries and affiliates of Buyer, and (ii) the "Restriction Period" shall mean the period commencing on the Closing Date and continuing for a period of five (5) years thereafter.

            Section 5.16. Post Closing Assistance. After the Closing, upon the receipt of reasonable prior written notice from Seller, Buyer shall make available to Seller, without additional cost, the books and records of Seller relating to periods prior to the Closing Date and the reasonable assistance of Seller's former employees in order to facilitate the liquidation and winding up of Seller's business.

            Section 5.17. Consulting Agreement. Prior to the Closing, Buyer shall enter into a consulting agreement in the form of Exhibit 5.17 with Joseph
F. Engelberger (the "Consulting Agreement"). Nothing contained in this Section
5.17 is intended to confer any benefit upon any person not a party to this Agreement. No third party shall be deemed a third party beneficiary of this
Section 5.17.

            Section 5.18. Lease Negotiation Assistance. Seller agrees that for the period beginning on the date of execution of this Agreement and ending on the Closing Date, Seller shall, at no cost to Seller, cooperate with Buyer and take all action reasonably requested by Buyer in connection with negotiating the termination or buy-out of the Lease dated February 1, 1998, between Seller and Shelter Rock Business Center, L.L.C., a Connecticut limited liability company, on terms and conditions acceptable to Buyer.

            Section 5.19. Obligations to Connecticut Innovations, Incorporated. At or before the Time of Closing, Seller shall pay to Connecticut Innovations, Incorporated, a Connecticut corporation ("CII"), pursuant to the Letter Agreement dated October 5, 1999, between CII and Seller (the "CII Letter") the sum of the following: (a) an amount equal to $100,000 of the Waiver and Release Payment

                                                                  EXECUTION COPY

(as defined in the CII Letter); plus (b) an amount equal to all royalties which are due and payable as of the Closing Date to CII by Seller under the Development Agreement dated December 29, 1986, between CII and Seller; plus (c) an amount equal to the Total Consideration Deficiency (as defined in the CII Letter), if any.

            Section 5.20. Reimbursement for Retention Bonus Increases. Seller agrees that it shall reimburse Buyer, solely out of the Holdback Amount, for the First Anniversary Reimbursement Obligation (as defined in the Escrow Agreement) and the Second Anniversary Reimbursement Obligation (as defined in the Escrow Agreement) in accordance with the provisions of Article VIII of this Agreement and Article III of the Escrow Agreement.

                               ARTICLE VI. CLOSING

            Section 6.1. Closing. This transaction shall close (the "Closing") and all deliveries to be made at the time of closing shall take place at 10:00 a.m., on the third business day following the satisfaction or waiver of all conditions set forth in Article VII of this agreement ("Closing Date"), at the offices of Seller's counsel, Reid and Riege, P.C., One State Street, Hartford, Connecticut 06103, or at such other place or date as may be agreed upon from time to time in writing by Seller and Buyer. The Closing Date will automatically be extended from time to time until such time and date as all necessary governmental and regulatory approvals have been obtained; provided, however, that the Closing Date shall not be extended for the foregoing reason without the mutual agreement of Seller and Buyer to any date after February 1, 2000; provided, however, that if the Proxy Materials are reviewed by the SEC, such date shall be March 1, 2000. The point in time on the Closing Date at which the last of the conditions precedent set forth in Sections 7.1 and 7.2 hereof has been satisfied (or waived by the party for whose benefit such condition exists) is referred to herein as the "Time of Closing".

            Section 6.2. Deliveries by Seller. At or prior to the Time of Closing, Seller shall deliver to Buyer, duly and properly executed, the following:

            (a) A good and sufficient General Conveyance, Assignment and Bill of Sale, in the form attached hereto as Exhibit 6.2(a), conveying, selling, transferring and assigning to Buyer title to all of the Property free and clear of all security interests, liens, charges, encumbrances or equities whatsoever, except for those approved in writing by Buyer prior to the Closing;

            (b) An Assignment and Assumption of the Personal Property Leases and the Contracts, in the form attached hereto as Exhibit 6.2(b) and which shall include, to the extent obtained, the written consents of all parties necessary in order to duly transfer all of Seller's rights thereunder to Buyer (the "Assignment and Assumption Agreement");

            (c) A certificate of the Seller in accordance with Section 7.1(c), in the form attached hereto as Exhibit 6.2(c);

            (d) An Assignment of Trademark and Servicemark, in the form attached hereto as Exhibit 6.2(d);

            (e) An Assignment of the Patents, in the form attached hereto as
Exhibit 6.2(e);

            (f) A receipt of Seller with respect to amounts paid to or on behalf of Seller pursuant to Article III in form and substance satisfactory to counsel to Seller and Buyer;

                                                                  EXECUTION COPY

            (g) The Retention Agreements, executed by the employees listed on
Schedule 5.10;

            (h) The Escrow Agreement;

            (i) A copy of the resolutions adopted by the board of directors of Seller authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, certified by the Secretary of Seller;

            (j) A certificate of the Secretary of State of the State of Connecticut dated as of a recent date as to the legal existence of Seller in such State;

            (k) An opinion of Reid & Riege, PC, counsel for Seller, addressed to Buyer and dated the Closing Date, in the form attached hereto as Exhibit 6.2(k);

            (l) The Consulting Agreement, executed by Joseph F. Engelberger;

            (m) UCC-3 Termination Statements executed by CII as the secured party pertaining to the financing statements (filing numbers 20768ST, 0001632386 and 1632386) referenced as Items I.a., I.b. and I.c. in the attachment to Item 1 of Schedule 4.2(l) of this Agreement;

            (n) An Assignment and Assumption Agreement in the form attached hereto as Exhibit 6.2(n) (the "LTI Assignment and Assumption Agreement"); and

            (o) Such other separate instruments of sale, assignment or transfer that Buyer may reasonably deem necessary or appropriate in order to perfect, confirm or evidence title to all or any part of the Property.

            Section 6.3. Deliveries by Buyer. At or prior to the Time of Closing, Buyer shall deliver to or for the account of Seller the Closing Date Payment, less any deduction pursuant to Section 3.3(a) of this Agreement and in accordance with Section 3.2, and shall deliver to Seller, all duly and properly executed, the following:

            (a) The Assignment and Assumption Agreement;

            (b) A certificate of Buyer in accordance with Section 7.2(c), in the form attached hereto as Exhibit 6.3(b);

            (c) The Retention Agreements;

            (d) The Escrow Agreement;

            (e) A copy of the resolutions adopted by the board of directors of Buyer authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, certified by the Secretary of Buyer; and

            (f) A certificate of the Secretary of State of the State of Delaware dated as of a recent date as to the good standing of Buyer in such State.

            (g) An opinion of Baker & Hostetler LLP, counsel for Buyer, addressed to Seller and dated the Closing Date, in the form attached hereto as
Exhibit 6.3(g);

                                                                  EXECUTION COPY

            (h) The Consulting Agreement;

            (i) The LTI Assignment and Assumption Agreement; and

            (j) Such other documents, agreements and instruments which Seller may reasonably deem necessary or appropriate in order to carry out the terms of this Agreement.

                ARTICLE VII. CONDITIONS PRECEDENT TO OBLIGATIONS

            Section 7.1. Conditions to Obligations of Buyer. Each and every obligation of Buyer to be performed at the Closing shall be subject to the satisfaction as of or before the Time of Closing of the following conditions (unless waived in writing by Buyer):

            (a) Representations and Warranties. Seller's representations and warranties set forth in Section 4.2 of this Agreement shall have been true and correct when made and shall be true and correct in all materials respects at and as of the Time of Closing as if such representations and warranties were made as of the Time of Closing.

            (b) Performance of Agreement. All covenants and other obligations under this Agreement which are to be performed or complied with by Seller at or prior to the Time of Closing shall have been fully performed and complied with in all material respects.

            (c) Certificate. Seller shall have delivered to Buyer a certificate executed by a duly authorized officer of Seller, dated the date of the Closing, to the effect that the conditions set forth in subsections (a) and (b) of this
Section 7.1 have been satisfied.

            (d) Damage. Between the date hereof and the Time of Closing, (i) there shall have been no material damage to any of the Property not covered by insurance, (ii) there shall have been no disruption of Seller's business or operations as a result of fire, flood, explosion, or other casualty, not covered by insurance, or as a result of any strike or other form of labor disturbance, and (iii) if there has been material damage to any of the Property or disruption of Seller's business or operations as a result of fire, flood, explosion, or other casualty which is covered by insurance, there shall have been no effective assignment of the insurance proceeds to any third parties and Seller shall have paid all applicable deductibles under the insurance policies.

            (e) Employees. Buyer shall have entered into a Retention Agreement with each of the employees listed on Schedule 5.10.

            (f) Consents and Approvals. Seller shall have obtained, at its sole cost and expense, without any condition or modification adverse to Buyer, (i) all consents required under any law, statute, rule, regulation, order or decree in connection with the consummation of the transactions contemplated by this Agreement, except where the failure to obtain any such consent would not have a Material Adverse Effect on Buyer or the business of Seller, and (ii) the consents listed on or described in Schedule 7.1(f).

            (g) Governmental Authority; Actions. No preliminary or permanent injunction or other order, decree or ruling issued by any Governmental Authority nor any statute, rule regulation or executive order promulgated or enacted by any Governmental Authority shall be in effect which would (i) make the consummation of the transactions contemplated hereby illegal, or (ii) otherwise prevent the consummation of the transaction contemplated hereby. No Action which seeks to prevent or enjoin the

                                                                  EXECUTION COPY

consummation of the transaction contemplated hereby shall be pending or threatened at the Time of Closing.

            (h) Material Adverse Change. Between the date hereof and the Time of Closing, there shall not have occurred any material adverse change in the condition (financial or otherwise) of the business of Seller or the Property.

            (i) Shareholder Approval. Shareholders holding greater than 50% of the voting power of Seller entitled to vote at the Special Meeting shall have authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

            (j) CII Letter. The CII Letter shall have been delivered to Seller and all of the conditions therein shall have been satisfied or waived by CII at or prior to the Time of Closing.

            Section 7.2. Conditions to Obligations of Seller. Each and every obligation of Seller to be performed at the Closing shall be subject to the satisfaction as of or before the Time of Closing of the following conditions (unless waived in writing by Seller):

            (a) Representations and Warranties. Buyer's representations and warranties set forth in Section 4.1 of this Agreement shall have been true and correct when made and shall be true and correct at and as of the Closing as if such representations and warranties were made as of the Time of Closing.

            (b) Performance of Agreement. All covenants and other obligations under this Agreement which are to be performed or complied with by Buyer at or prior to the Time of Closing shall have been fully performed and complied with in all material respects.

            (c) Certificate. Buyer shall have delivered to Seller a certificate executed by a duly authorized officer of Buyer, dated the date of the Closing, to the effect that the conditions set forth in subsections (a) and (b) of this
Section 7.2 have been satisfied.

            (d) Governmental Authority; Actions. No preliminary or permanent injunction or other order, decree or ruling issued by any Governmental Authority nor any statute, rule regulation or executive order promulgated or enacted by any Governmental Authority shall be in effect which would (i) make the consummation of the transactions contemplated hereby illegal, or (ii) otherwise prevent the consummation of the transaction contemplated hereby. No Action which seeks to prevent or enjoin the consummation of the transaction contemplated hereby shall be pending or threatened at the Time of Closing. (e) Shareholder Approval. Shareholders holding greater than 50% of the voting power of Seller entitled to vote at the Special Meeting shall have authorized the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby.

            (e) Shareholder Approval. Shareholders holding greater than 50% of the voting power of Seller entitled to vote at the Special Meeting shall have authorized the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby.

            (f) CII Payment. Buyer shall have delivered to CII pursuant to the CII Letter an amount equal to $300,000 of the Waiver and Release Payment (as defined in the CII Letter).

            (g) LTI Payment. Buyer shall have delivered to Leasing Technologies International, Inc., a Delaware corporation ("LTI"), the $25,000 payment required to be paid to LTI by Buyer pursuant to the Agreement dated of even date herewith between Buyer and LTI.

                          ARTICLE VIII. INDEMNIFICATION

                                                                  EXECUTION COPY

            Section 8.1. Survival of Representations, Warranties and Agreements. Notwithstanding any investigation conducted at any time with regard thereto by or on behalf of Buyer or Seller, representations and warranties of Buyer and Seller in this Agreement and in the Additional Documents (as defined in Section 8.2(b)(ii)) shall survive the execution, delivery and performance of this Agreement until the second anniversary of the Time of Closing and shall be deemed to have been made again by Buyer and Seller at and as of the Time of Closing. All statements contained in any Additional Document or Schedule or Exhibit hereto or thereto shall be deemed representations and warranties of Buyer or Seller set forth, as the case may be, in this Agreement within the meaning of this Article VIII; provided, however, no statement, representation or warranty of any matter in any contract, instrument, certificate, or agreement described in any of the Schedules attached hereto shall be deemed a representation or warranty by Seller within the meaning of this Article VIII. Notwithstanding the foregoing, all covenants and agreements of Buyer and Seller in this Agreement and in the Additional Documents shall survive the execution, delivery and performance of this Agreement indefinitely or until such covenants and agreements have been discharged in accordance with the terms of this Agreement.

            Section 8.2. Indemnification.

            (a) Subject to the limitations set forth in this Article VIII, Seller shall defend, indemnify and hold harmless Buyer, its affiliates, shareholders, officers, directors, agents and employees (each, a "Buyer Indemnified Party") from and against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, costs and expenses including, without limitation, interest, penalties, reasonable attorneys' fees, any and all reasonable expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, "Damages"), asserted against, resulting to, imposed upon, or incurred or suffered by any Buyer Indemnified Party, directly or indirectly, as a result of or arising from any of the following (individually an "Indemnifiable Claim" and collectively "Indemnifiable Claims" when used in the context of a Buyer Indemnified Party as the Indemnified Party (as defined below)):

            (i) Any breach of any of the representations or warranties made by Seller in this Agreement;

            (ii) Any misrepresentation in or any omission from, as the case may be, any certificate, Schedule or Exhibit, or the documents furnished or to be furnished by or on behalf of Seller pursuant to Section 6.2 of this Agreement (collectively, "Seller's Additional Documents");

            (iii) Any breach or non-performance of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or Seller's Additional Documents;

            (iv) Any liability or obligation imposed upon Buyer as transferee of the business or operations of Seller or the Property, or otherwise relating to the conduct of the business of Seller prior to the Closing, except to the extent such liability or obligation is an Assumed Liability; or

            (v) Any liability or obligation relating to the Retained
      Liabilities.

            (b) Subject to the limitations set forth in this Article VIII, Buyer shall defend, indemnify and hold harmless Seller and its affiliates, shareholders, officers, directors, agents and employees (each, a "Seller Indemnified Party") from and against any and all Damages asserted against, resulting to, imposed upon, or incurred or suffered by any Seller Indemnified Party, directly or indirectly,

                                                                  EXECUTION COPY

as a result of or arising from the following (individually an "Indemnifiable Claim" and collectively "Indemnifiable Claims" when used in the context of a Seller Indemnified Party as the Indemnified Party):

            (i) Any breach of any of the representations or warranties made by Buyer in this Agreement;

            (ii) Any misrepresentation in or any omission from, as the case may be, any certificate, Schedule or Exhibit, or the documents furnished or to be furnished by or on behalf of Buyer pursuant to Section 6.3 of this Agreement (collectively, "Buyer's Additional Documents" and, together with Seller's Additional Documents, the "Additional Documents");

            (iii) Any breach or non-performance of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or Buyer's Additional Documents;

            (iv) Any liability or obligation imposed upon Seller as a result of Buyer's conduct of the business of Seller after the Closing, except to the extent such liability or obligation is a Retained Liability; or

            (v) Any liability or obligation relating to the Assumed Liabilities.

            Section 8.3. Limitations on Indemnification. Rights to indemnification under this Article VIII are subject to the following limitations:

            (a) Neither Seller nor Buyer shall be entitled to indemnification hereunder with respect to an Indemnifiable Claim arising out of a breach of a representation or warranty (or, if more than one such Indemnifiable Claim is asserted, with respect to all such Indemnifiable Claims) unless the aggregate amount of Damages with respect to such Indemnifiable Claim or Claims exceeds $50,000 (the "Threshold") in which event Seller or Buyer, as the case may be, shall be entitled to indemnification hereunder for Damages with respect to all Indemnifiable Claims in excess of the Threshold. In no event shall any payments required by Seller pursuant to Section 5.20 of this Agreement be subject to this
Section 8.3(a).

            (b) The obligation of indemnity provided herein shall terminate on the second anniversary of the Closing Date.

            (c) The foregoing provisions of this Section 8.3 notwithstanding, if, prior to the termination of any obligation to indemnify, written notice of a claimed breach or other occurrence or matter giving rise to a claim of indemnification is given by the party seeking indemnification (the "Indemnified Party") to the party from whom indemnification is sought (the "Indemnifying Party"), or a suit or action based upon a claimed breach is commenced against the Indemnifying Party, the Indemnified Party shall not be precluded from pursuing such claimed breach, occurrence, other matter, or suit or action, or from recovering from the Indemnifying Party (whether through the courts or otherwise) on the claim, suit or action, by reason of the termination otherwise provided for above.

            (d) Seller's obligation to indemnify any of the Buyer Indemnified Parties shall be reduced by the amount of the proceeds of any insurance policy actually paid to such Buyer Indemnified Party as a result of the matter giving rise to the claim for indemnification against Seller. Buyer's obligation to indemnify any of the Seller Indemnified Parties shall be reduced by the amount of the proceeds of any insurance policy actually paid to such Seller Indemnified Party as a result of the matter giving rise to the claim for indemnification against Buyer.

                                                                  EXECUTION COPY

            Section 8.4. Procedure for Indemnification with Respect to Third-Party Claims.

            (a) If the Indemnified Party determines to seek indemnification under this Article VIII with respect to Indemnifiable Claims resulting from the assertion of liability by third parties, it shall give notice to the Indemnifying Party within 45 calendar days of the Indemnified Party's becoming aware of any such Indemnifiable Claim or of facts upon which any such Indemnifiable Claim will be based; the notice shall set forth such information with respect thereto as is then reasonably available to the Indemnified Party. If any such liability is asserted against the Indemnified Party, and the Indemnified Party notifies the Indemnifying Party thereof, the Indemnifying Party will be entitled, if it so elects by written notice delivered to the Indemnified Party within 20 calendar days after receiving the Indemnified Party's notice, to assume the defense thereof with counsel satisfactory to the Indemnified Party. Notwithstanding the foregoing (i) the Indemnified Party shall also have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party; (ii) the Indemnified Party shall not have any obligation to give any notice of any assertion of liability by a third party unless such assertion is in writing; and
(iii) the rights of the Indemnified Party to be indemnified hereunder in respect of Indemnifiable Claims resulting from the assertion of liability by third parties shall not be adversely affected by its failure to give notice pursuant to the foregoing unless, and, if so, only to the extent that the Indemnifying Party is materially prejudiced thereby. With respect to any assertion of liability by a third party that results in an Indemnifiable Claim, the parties hereto shall make available to each other all relevant information in their possession material to any such assertion.

            (b) In the event that the Indemnifying Party, within 20 days after receipt of the aforesaid notice of an Indemnifiable Claim, fails to assume the defense of the Indemnified Party against such Indemnifiable Claim, the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such action on behalf of and for the account and risk of the Indemnifying Party.

            (c) Notwithstanding anything in this Section 8.4 to the contrary, the Indemnifying Party will not be entitled to assume control of the defense of an Indemnifiable Claim, and will pay the reasonable fees and expenses of legal counsel retained by the Indemnified Party, if:

            (i) the Indemnified Party reasonably believes that an adverse determination of such proceeding could be detrimental to or injure the Indemnified Party's reputation or future business prospects;

            (ii) the Indemnified Party reasonably believes that there exists or could arise a conflict of interest which, under applicable principles of legal ethics, could prohibit a single legal counsel from representing both the Indemnified Party and the Indemnifying Party in such proceeding;

            (iii) a court of competent jurisdiction rules that the Indemnifying Party has failed or is failing to prosecute or defend vigorously such claim; or

            (iv) the amount of such indemnification claim, together with the amount of all other pending indemnification claims made by the Indemnified Party, as reasonably estimated in good faith in each case by the Indemnified Party in its reasonable discretion, exceeds the then remaining balance of any funds or securities held pursuant to the Escrow Agreement.

                                                                  EXECUTION COPY

            (d) The Indemnifying Party shall not, without such Indemnified Party's prior written consent, settle or compromise any Indemnifiable Claim or consent to entry of any judgment in respect of any Indemnifiable Claim unless such settlement, compromise or consent includes, as an unconditional term, the giving by the claimant or the plaintiff to such Indemnified Party (and all its affiliates) a release from all liability in respect of such Indemnifiable Claim.

            Section 8.5. Procedure For Indemnification with Respect to Non-Third-Party Claims. In the event that the Indemnified Party asserts the existence of an Indemnifiable Claim (but excluding claims resulting from the assertion of liability by third parties), it shall give written notice to the Indemnifying Party specifying the nature and amount of the claim asserted. If the Indemnifying Party, within 30 days after receiving the notice from the Indemnified Party, shall not give written notice to the Indemnified Party announcing its intent to contest such assertion of the Indemnified Party, such assertion shall be deemed accepted and the amount of claim shall be deemed a valid Indemnifiable Claim. During the time period set forth in the preceding sentence, the Indemnified Party shall cooperate fully with the Indemnifying Party in respect of such Indemnifiable Claim.

            Section 8.6. Holdback. Subject to the terms and conditions of the Escrow Agreement, any rights of any of the Buyer Indemnified Parties to (i) indemnification under Section 8.2, or (ii) reimbursement under Section 5.20, shall be satisfied solely out of the Holdback Amount, and none of the Buyer Indemnified Parties shall make any claim against any of the other assets or property of Seller.

            Section 8.7. Seller Shareholder Representative.

            (a) At least ten (10) days prior to adopting any plan or liquidation or dissolution, Seller shall irrevocably appoint an individual, who shall be a resident of the United States (the "Seller Representative") to act on behalf of Seller with respect to all matters relating to this Agreement and the Additional Documents, including without limitation in considering and certifying the amount of any Indemnifiable Claim hereunder, in communicating with the shareholders of Seller, in appointing a successor Escrow Agent under the Escrow Agreement, in considering and acting with respect to any amendment or termination of this Agreement, and generally in performing all acts expressly required or permitted to be performed by Seller pursuant hereto and pursuant to the Additional Documents. At such time as the Seller Representative is appointed by Seller, Seller shall give written notice to Buyer and the Escrow Agent specifying the name, address, telephone number and facsimile number of the Seller Representative (the "Appointment Notice"). From and after the date of receipt of the Appointment Notice, Buyer and the Escrow Agent shall have the right to deal exclusively with the Seller Representative with respect to all matters under this Agreement and Additional Documents and neither Buyer nor the Escrow Agent shall have any liability to Seller or any of its shareholders for any acts or omissions of the Seller Representative, or any acts or omissions taken or not taken by Buyer or the Escrow Agent at the direction of the Seller Representative, including, without limitation, the transferring or the failure to transfer any funds released from escrow. Upon a distribution of funds to the Seller Representative (or to one or more of the shareholders of Seller upon written instruction of the Seller Representative) in accordance with this Agreement, the Escrow Agent and Buyer shall be deemed to have fully satisfied any and all obligations to Seller or the shareholders of Seller under this Agreement and the Escrow Agreement with respect to the amount of such distribution. If Seller fails to appoint the Seller Representative in accordance with this Section 8.7(a), either Buyer or the Escrow Agent may petition any court of competent jurisdiction to appoint an individual to act as the Seller Representative for and on behalf of Seller.

            (b) The Seller Representative will have no liability to Seller or the shareholders of Seller with respect to actions taken or omitted to be taken in its capacity as Seller Representative, except

                                                                  EXECUTION COPY

with respect to any liability resulting primarily from the Seller Representative's gross negligence or willful misconduct. The Seller Representative shall be entitled to rely upon any directions received from the shareholders holding a majority of Seller's common shares at the Time of Closing (the "Majority Holders"); provided, however, that the Seller Representative shall not be required to follow any such direction, and shall be under no obligation to take any action in its capacity as the Seller Representative, unless the Seller Representative has been provided with funds, security or indemnities which, in the sole determination of the Seller Representative, are sufficient to protect the Seller Representative against the costs, expenses and liabilities which may be incurred by the Seller Representative in responding to such direction or taking such action. The Seller Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of bad faith on the part of the Seller Representative) shall be entitled to conclusively rely on the opinions and advice of such persons. The Seller Representative shall be entitled to reimbursement by the shareholders of Seller for all reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by the Seller Representative in such capacity, and for indemnification, by the shareholders of Seller, against any loss, liability or expenses arising out of actions taken or omitted to be taken in its capacity as the Seller Representative (except for those arising primarily out of the Seller Representative's gross negligence or willful misconduct), including the costs and expenses of investigation and defense of claims.

            (c) Notwithstanding the foregoing provisions of this Section 8.7, nothing in this Section 8.7 shall in any way effect or derogate from any obligation or liability of Seller to Buyer hereunder.

            Section 8.8. Exclusive Remedy.

            (a) The provisions of this Article VIII shall be the exclusive remedy available to any of the Buyer Indemnified Parties with respect to any of the matters set forth in Section 8.2(a)(i), (ii), (iii), (iv) or (v), except for claims based on fraud or intentional misrepresentation.

            (b) The provisions of the Article VIII shall be the exclusive remedy available to any of the Seller Indemnified Parties with respect to any of the matters set forth in Section 8.2(b)(i), (ii), (iii), (iv) or (v), except for claims based on fraud or intentional misrepresentation.

            Section 8.9. Notice and Cure. Notwithstanding anything in this Agreement to the contrary, if after the execution of this Agreement, but prior to the Time of Closing, Buyer determines that Seller has breached any covenant or agreement contained in this Agreement or any Additional Document, Buyer shall give Seller written notice of such breach and ten (10) days to cure such breach. If Buyer fails to give such notice to Seller, then no claim for indemnification under this Article VIII shall be made against Seller for such breach. The provisions of this Section 8.9 do not apply to a breach by Seller of any representation or warranty contained in this Agreement or any Additional Document.

                             ARTICLE IX. TERMINATION

            Section 9.1. Termination by Either Party.

            (a) This Agreement may be terminated and canceled at any time prior to the Time of Closing by Buyer upon written notice to the Seller if: (i) any of the representations or warranties of Seller contained herein or in any Additional Document is inaccurate or untrue; (ii) any covenant, obligation,

                                                                  EXECUTION COPY

term or condition to be performed, kept or observed by Seller hereunder has not been performed, kept or observed in any material respect at or prior to the time specified in this Agreement; or (iii) the Closing has not occurred on or before February 1, 2000 (except as a result of the failure of shareholders holding greater than 50% of the voting power of Seller entitled to vote at the Special Meeting, to have authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby); provided, however, that if the Proxy Materials are reviewed by the SEC, such date shall be March 1, 2000; and provided, further, that in each such case Buyer is not then in default in any material respect in the performance of any obligation, term or condition to be performed, kept or observed by Buyer and no representation or warranty of Buyer contained herein or in any Schedule attached hereto is inaccurate or untrue in any material respect. If Buyer terminates this Agreement, Buyer shall not be deemed to have waived and Buyer shall retain all rights with respect to any claim that Buyer may have against Seller for a breach under this Agreement.

            (b) This Agreement may be terminated and canceled at any time prior to the Time of Closing by Seller upon written notice to Buyer if: (i) any of the representations or warranties of Buyer contained herein or in any Schedule attached hereto is inaccurate or untrue; (ii) any covenant, obligation, term or condition to be performed, kept or observed by Buyer hereunder has not been performed, kept or observed in any material respect at or prior to the time specified in this Agreement; (iii) the Closing has not occurred on or before February 1, 2000 (except as a result of the failure of shareholders holding greater than 50% of the voting power of Seller entitled to vote at the Special Meeting, to have authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby); provided, however, that if the Proxy Materials are reviewed by the SEC, such date shall be March 1, 2000; and provided, further, that in each such case Seller is not then in default in any material respect in the performance of any obligation, term or condition to be performed, kept or observed by Seller and no representation or warranty of Seller contained herein or in any Schedule attached hereto is inaccurate or untrue in any material respect. If Seller terminates this Agreement, Seller shall not be deemed to have waived and Seller shall retain all rights with respect to any claim that Seller may have against Buyer for a breach under this Agreement.

            (c) This Agreement may be terminated and canceled by Seller or Buyer within seven (7) days after the Special Meeting upon written notice to the other party if at the Special Meeting, shareholders of Seller holding greater than 50% of the voting power of Seller entitled to vote at the Special Meeting do not approve this Agreement and the transactions contemplated by this Agreement.

            Section 9.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1(a), (b) or (c), this Agreement, except for the provisions of Article VIII, the last sentence of Section 5.5, this
Section 9.2 and Section 10.12, shall become void and have no effect, without any liability on the part of any party or its directors, officers, shareholders or agents; provided, however, that a termination under Section 9.1(a), (b) or (c) shall not relieve the non-terminating party of liability for a material breach of any provision of this Agreement. Notwithstanding the immediately preceding sentence, if (i) it shall be judicially determined that termination of this Agreement resulted from an intentional breach of this Agreement by Seller, (ii) this Agreement is terminated by reason of Seller's failure to perform any covenant or obligation under this Agreement and such failure has been the cause of or resulted in the failure of the transaction contemplated by this Agreement to be consummated on or before February 1, 2000 (or March 1, 2000, if the Proxy Materials are reviewed by the SEC), or (iii) at any time prior to a termination pursuant to Section 9.1(c) there shall have been made to Seller or publicly disclosed a bona fide Acquisition Proposal with respect to Seller, then Seller shall pay to Buyer by wire transfer of immediately available funds to an account designated by Buyer (x) a non-accountable, liquidated expense reimbursement of $500,000, and (y) a termination fee equal to $1,500,000. Upon the termination of this Agreement in connection with (i), (ii) or (iii) above, Seller shall be prohibited for a

                                                                  EXECUTION COPY

period of two hundred seventy (270) days from the date of such termination of this Agreement from directly or indirectly soliciting or encouraging (including by way of furnishing any non-public information concerning the business, properties or assets of Seller), or entering into or participating in any negotiations or discussions concerning, or consummating, any Competing Transaction. For purposes of this Section 9.2, a "Competing Transaction" means any contemplated transaction resulting from an Acquisition Proposal.

                       ARTICLE X. MISCELLANEOUS PROVISIONS

            Section 10.1. Notice. All notices and other communications required or permitted under this Agreement shall be deemed to have been duly given and made if in writing and if served either by personal delivery to the party for whom intended (which shall include delivery by Federal Express or similar service) or three (3) business days after being deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail bearing the address shown in this Agreement for, or such other address as may be designated in writing hereafter by, such party:

            If to Seller:             Helpmate Robotics, Inc,
                                      1 Shelter Rock Lane
                                      Danbury, Connecticut 06810
                                      Attention: Joseph F. Engelberger

            with a copy to:           Reid and Riege, P.C.
                                      One State Street
                                      Hartford, Connecticut 06103
                                      Attention: Craig L. Sylvester, Esq.

            If to Buyer:              Pyxis Corporation
                                      3750 Torrey View Court
                                      San Diego, California 92121
                                      Attention: Stephen S. Thomas

            with a copy to:           Cardinal Health, Inc.
                                      7000 Cardinal Place
                                      Dublin, Ohio 43017
                                      Attention: General Counsel

            and with a copy to:       Baker & Hostetler LLP
                                      3200 National City Center
                                      1900 East Ninth Street
                                      Cleveland, Ohio 44114-3485
                                      Attention: Ronald A. Stepanovic

            Section 10.2. Entire Agreement. This Agreement, the Additional Documents, the Exhibits and Schedules hereto, the documents referred to herein, the Confidentiality Agreement dated June 29, 1999, between Seller and Cardinal Health, Inc. and the Confidentiality Agreement dated February 19, 1999, between Seller and Buyer, embody the entire agreement and understanding of the

                                                                  EXECUTION COPY

parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, oral or written, relative to said subject matter.

            Section 10.3. Binding Effect; Assignment. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon Seller and its successors and permitted assigns, and Buyer and its successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred or assigned (by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other party except that Buyer shall have the right to assign its rights, interests and obligations hereunder to an affiliate of Buyer, provided such assignment does not adversely affect the satisfaction of any of the conditions set forth in Section 7.2. Any such assignment shall not relieve Buyer of any of its obligations under this Agreement. Any transfer or assignment of any of the rights, interests or obligations hereunder in violation of the terms hereof shall be void and of no force or effect.

            Section 10.4. Captions. The Article and Section headings of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement in construing or interpreting any provision hereof.

            Section 10.5. Expenses of Transaction. Except as otherwise specifically provided herein, Seller shall pay all costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, and will make all necessary arrangements so that the Property will not become subject to any lien or encumbrance as a result of any non-payment of any such cost or expense. Buyer shall pay all costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby. The liability for sales, real estate transfer and/or documentary taxes (but not income or similar type taxes) in connection with the consummation of the transactions contemplated hereby shall be the responsibility of Seller.

            Section 10.6. Waiver; Consent. This Agreement may not be changed, amended, terminated, augmented, rescinded or discharged (other than by performance), in whole or in part, except by a writing executed by the parties hereto, and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto. Except to the extent that a party hereto may have otherwise agreed in writing, no waiver by that party of any condition of this Agreement or breach by the other party of any of its obligations or representations hereunder or thereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligation or representation by the other party, nor shall any forbearance by the first party to seek a remedy for any noncompliance or breach by the other party be deemed to be a waiver by the first party of its rights and remedies with respect to such noncompliance or breach.

            Section 10.7. No Third Party Beneficiaries. Nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto, any rights, remedies or other benefits under or by reason of this Agreement.

            Section 10.8. Counterparts. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

            Section 10.9. Gender. Whenever the context requires, words used in the singular shall be construed to mean or include the plural and vice versa, and pronouns of any gender shall be deemed to include and designate the masculine, feminine or neuter gender.

                                                                  EXECUTION COPY

            Section 10.10. Remedies of Buyer. The Property is unique and not readily available. Accordingly, Seller acknowledges that, in addition to all other remedies to which Buyer is entitled, Buyer shall have the right to enforce the terms of this Agreement by a decree of specific performance.

            Section 10.11. Severability. With respect to any provision of this Agreement finally determined by a court of competent jurisdiction to be unenforceable, Seller and Buyer hereby agree that such court shall have jurisdiction to reform such provision so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court's determination. In the event that any provision of this Agreement cannot be reformed, such provision shall be deemed to be severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

            Section 10.12. Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the laws of the State of Delaware.

            Section 10.13. Material Adverse Effect. For the purposes of any provision of this Agreement, a "Material Adverse Effect" with respect to any party shall mean a material adverse effect on the assets, liabilities, results of operations, prospects or condition (financial or otherwise) of such party and its subsidiaries taken as a whole.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                       BUYER:

                                       PYXIS CORPORATION


                                       By:______________________________________
                                              Name:_____________________________
                                              Title:____________________________


                                       SELLER:

                                       HELPMATE ROBOTICS, INC.


                                       By:______________________________________
                                              Name:_____________________________
                                              Title:____________________________

                                                                  EXECUTION COPY

Schedules
---------

1.1(a)            Personal Property
1.1(b)            Inventory
1.1(c)            Permits
1.1(d)            Proprietary Rights
1.1(e)            Personal Property Leases
1.1(f)            Contracts
1.1(g)            Accounts Receivable
1.1(h)            Seller's Claims
1.1(i)            Vehicles
1.1(x)            Excluded Assets
2.1               Assumed Liabilities
3.4               Purchase Price Allocation
4.2(a)            Organization and Standing
4.2(d)            Capitalization of Seller
4.2(e)            Conflicts, Consent and Approvals
4.2(f)            Changes in Operations
4.2(g)            Officers, Employees and Compensation
4.2(i)            Taxes
4.2(j)            Compliance with Law
4.2(k)            Intellectual Property
4.2(l)            Title to Property
4.2(m)            Environmental Matters
4.2(n)            Litigation
4.2(p)            Employee Benefit Plans
4.2(q)            Contracts
4.2(r)            Accounts Receivable; Inventories
4.2(s)            Labor Matters
4.2(t)            Undisclosed Liabilities
4.2(u)            Conduct of the Business
4.2(v)            Product Warranties and Liabilities
4.2(x)            Insurance
4.2(z)            Year 2000 Compliance
5.1               Employee Arrangements
5.10              Key Employees
7.1(f)            Consents and Approvals

                                                                  EXECUTION COPY

Exhibits
--------

3.2(b)            Escrow Agreement
3.3(b)            Accountant's Letter Agreement
5.10              Retention Agreements
5.17              Consulting Agreement
6.2(a)            General Conveyance, Assignment and Bill of Sale
6.2(b)            Assignment and Assumption Agreement
6.2(c)            Certificate of Seller
6.2(d)            Assignment of Trademark and Servicemark
6.2(e)            Assignment of the Patents
6.2(k)            Opinion of Reid & Riege PC
6.2(n)            LTI Assignment and Assumption Agreement
6.3(c)            Certificate of Buyer
6.3(g)            Opinion of Baker & Hostetler LLP